UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Spire Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders
and Proxy Statement

January 25, 2018

Dear fellow shareholders and employees,

Thank you for your investment in Spire, and for placing your trust in the Board to oversee the continued growth and transformation of our company.

Our business

Spire’s performance is built on delivering on our promises. We continue to execute and deliver on our ambition to grow and deliver shareholder value, while staying true to our vision of advancing communities and redefining what it means to serve. Importantly, this past year, we aligned our five gas companies under the Spire name, reflecting how we’re using our combined strength and larger scale to operate more cost efficiently for the benefit of our customers and shareholders. We also increased Spire’s annualized dividend by 7.1 percent to $2.25 per share, effective with the quarterly payment on January 3, 2018.

Board composition, structure and governance

Your Board takes the responsibility that you place in us very seriously. Just as effective management succession is essential to the company’s success, we view Board succession planning in the same way. We remain committed to ensuring that the Board is composed of high-integrity, highly capable directors who represent the long-term interests of shareholders. Diverse perspectives, including a mix of skills, experience, backgrounds and tenure, is a key area of focus. Since 2011, we have elected an independent chair and four new directors and rotated committee chairs.

Corporate social responsibility

Spire brings people and energy together in ways that enrich lives and deliver value to all our stakeholders. In this regard, our commitments to environmental and social responsibility are fundamental to how we operate our company. In 2018, we plan to issue our first report summarizing our activities and performance in the area of sustainability, including how we are operating responsibly from an environmental, social and governance perspective.

As we look to the future, we will work toward creating enhanced value for our shareholders, our customers and our communities. On behalf of the Board of Directors, I thank you for your continued support.

Sincerely,

Edward L. Glotzbach
Chairman of the Board
Spire Inc.

Notice of annual meeting of shareholders

January 25, 2018

To the Shareholders of Spire Inc.:

The annual meeting of shareholders of Spire Inc. (“Spire” or the “Company”) will be held on Thursday, January 25, 2018, at 10 a.m. Central Standard Time, at 700 Market Street, St. Louis, MO 63101, for the following purposes:

1.	To elect two members of the Board of Directors each to serve for a three-year term.

2.	To provide an advisory vote to approve the compensation of our named executive officers.

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accountant for the 2018 fiscal year.

4.	To transact such other business as may properly come before the meeting and any adjournment or postponement.

You can vote if you were a common shareholder of record on November 30, 2017.

To assure your representation at the annual meeting, you are urged to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, via the Internet or by phone. You also may request a paper proxy card to submit your vote by mail, if you prefer.

If your shares are held by a broker, bank or nominee, please follow their voting instructions for your vote to count.

By Order of the Board of Directors,

Ellen L. Theroff
Corporate Secretary

December 13, 2017

Important notice
Your vote is important. To assure your representation at the annual meeting, please vote your shares as promptly as possible over the internet at www.ProxyVote.com or by telephone at 1-800-690-6903. Alternatively, you may request a paper proxy card, which you may complete, sign and return by mail.

Admission to meeting
Admission to the annual meeting is limited to those who were shareholders of record on November 30, 2017 or who bring documentation to the meeting that shows their beneficial ownership of our common stock through a broker, bank or other nominee as of November 30, 2017.

Proxy statement summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual meeting of shareholders

Time and date	10 a.m., Central Standard Time, on Thursday, January 25, 2018

Place	700 Market Street St. Louis, MO 63101

Record date	November 30, 2017

Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals.

Entry	If you decide to attend the meeting in person, you will need to register upon your arrival. See page 1 for further instructions.

Voting matters (page 3)

Proposal	Board vote recommendation	Page reference (for more detail)
Election of two directors	FOR	5
Provide advisory vote to approve the compensation of our named executive officers	FOR	9
Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2018	FOR	11

Nominees for election (page 5)

The following table provides summary information about each nominee. The nominees receiving the affirmative vote of a majority of those shares entitled to vote and present at the meeting in person or represented by proxy will be elected as directors.

					Nominee committee memberships
Name and current position	Age	Director since	Nominee for term expiring in	Independent	Audit	Compensation	Corporate governance	Strategy
Mark A. Borer Retired Chief Executive Officer and Board Member, DCP Midstream Partners LP	63	2014	2021	X		X		X
Maria V. Fogarty Retired Senior Vice President, Internal Audit and Compliance, NextEra Energy, Inc.	58	2014	2021	X	X		X

Spire Inc. 2017 Notice of Annual Meeting i

Fiscal year 2017 corporate performance (page 26)

The following table provides information on the Company’s performance in the last two fiscal years. For the fiscal year ended September 30, 2017, the Company reported an increase in consolidated net income to $161.6 million from $144.2 million for fiscal year 2016. Net income and earnings per share are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management also uses the non-GAAP measures of net economic earnings and net economic earnings per share when internally evaluating and reporting results of operations as discussed on pages 30 and 31 in the Company’s Annual Report on Form 10-K for the year ended September 30, 2017. Net economic earnings for 2017 were $167.6 million, up from $149.1 million for 2016.

The increases from 2016 to 2017 reflect higher Gas Utility results driven by growth in Missouri and Alabama, and higher Gas Marketing results, partially offset by modestly higher corporate costs. The results are discussed further beginning on page 33 of the Company’s 2017 Form 10-K.

In millions, except per share amounts	Gas Utility	Gas Marketing	Other	Consolidated	Per diluted share
Year ended September 30, 2017
Net Income (Loss) (GAAP)	$180.5	$3.4	$(22.3)	$161.6	$3.43
Adjustments, pre-tax:
Unrealized loss on energy-related derivatives	0.1	5.9	—	6.0	0.13
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.3)	—	(0.3)	(0.01)
Acquisition, divestiture and restructuring activities	1.5	—	2.5	4.0	0.09
Income tax effect of adjustments*	(0.6)	(2.2)	(0.9)	(3.7)	(0.08)
Net Economic Earnings (Loss) (Non-GAAP)	$181.5	$6.8	$(20.7)	$167.6	$3.56

Year ended September 30, 2016
Net Income (Loss) (GAAP)	$159.0	$7.1	$(21.9)	$144.2	$3.24
Adjustments, pre-tax:
Unrealized (gain) loss on energy-related derivatives	(0.3)	0.2	—	(0.1)	—
Lower of cost or market inventory adjustments	—	0.2	—	0.2	0.01
Realized gain on economic hedges prior to the sale of the physical commodity	—	(1.6)	—	(1.6)	(0.04)
Acquisition, divestiture and restructuring activities	2.3	—	6.9	9.2	0.21
Income tax effect of adjustments*	(0.7)	0.5	(2.6)	(2.8)	(0.06)
Weighted average shares adjustment**	—	—	—	—	0.06
Net Economic Earnings (Loss) (Non-GAAP)	$160.3	$6.4	$(17.6)	$149.1	$3.42

*Income tax effect is calculated by applying federal, state and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.

**2016 net economic earnings per share excludes the impact of Spire’s May 2016 equity issuance to fund a portion of the acquisition of Spire EnergySouth Inc. The weighted average diluted shares used in the net economic earnings per share calculation for the fiscal year ended September 30, 2016 was 43.5 compared to 44.3 in the GAAP earnings per share (“EPS”) calculation.

Note: EPS amounts by segment represent contributions to Spire’s consolidated EPS.

ii Spire Inc. 2017 Notice of Annual Meeting

Executive compensation in fiscal year 2017 (page 26)

The graph below evidences the Company’s commitment to the pay-for-performance philosophy. It compares basic net economic earnings per share to the Annual Incentive Plan (“AIP”) payments to the named executive officers (each an “NEO”). Basic net economic earnings per share is the key metric used to determine funding under our AIP in 2017. The earnings in the graph are based on operations at the time of performance.

Basic Net Economic EPS Compared to NEOs Annual Incentive Award

The Company also emphasizes pay-for-performance by placing a majority of the executives’ target total direct compensation (“TTDC”) at risk through the annual and equity incentive plans. TTDC includes the current base salary, the 2017 target AIP opportunity and the market value (target shares multiplied by grant date stock price) of the 2015 Equity Incentive
Plan awards made during fiscal year 2017. Further, the largest proportion of incentive pay, which is represented by the equity incentive award, focuses on long-term performance. The graph below shows the mix of fixed and at-risk pay. Additional details on long-term incentives can be found on page 38.

Spire Inc. 2017 Notice of Annual Meeting iii

Fiscal 2017 Total Target Direct Compensation Components

100%
80%
60%
40%
20%
0%
51%
23%
26%
44%
21%
35%
46%
20%
34%
43%
19%
38%
36%
21%
43%
Sitherwood
Rasche
Lindsey
Darrell
Geiselhart
Base Salary
Annual Incentive Plan
Equity Incentive Plan

Advisory vote to approve the compensation of our named executive officers (page 9)

Based on last year’s vote when shareholders agreed with us that we should seek your advisory approval of the Company’s compensation of the named executive officers every year, we are seeking approval as to such compensation as disclosed in this proxy statement. Although the vote on this proposal is advisory and nonbinding, the compensation committee and Board will review the results of the vote and consider the collective views of our shareholders in future determinations concerning our executive compensation program.

Independent registered public accountant (page 11)

We are asking shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accountant for fiscal year 2018. The table contains summary information with respect to Deloitte & Touche’s fees for services provided in fiscal years 2017 and 2016.

	2017	2016
Audit fees	$2,200,000	$2,225,000
Audit-related fees	142,000	130,300
Tax fees	31,484	35,000
All other fees	1,895	2,000
Total	$2,375,379	$2,392,300

iv Spire Inc. 2017 Notice of Annual Meeting

Spire Inc. 2017 Notice of Annual Meeting v

About the annual shareholders meeting

This proxy statement is furnished to solicit proxies by the Board of Directors of Spire for use at the annual meeting of its shareholders to be held on January 25, 2018, and at any adjournment or postponement of the meeting. The meeting will be held at the Company’s primary offices at 700 Market Street, St.

Louis, MO 63101 at 10 a.m. Central Standard Time. This proxy statement is first being made available to shareholders with the annual report for its fiscal year 2017 on or about December 13, 2017. In this proxy statement, we refer to Spire as the Company.

Questions and answers about the annual meeting

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote for the Company’s annual meeting of shareholders.

When will the meeting take place?

The annual meeting will be held on Thursday, January 25, 2018 at 10 a.m. Central Standard Time at the Company’s primary offices at 700 Market Street, St. Louis, MO 63101.

Who is entitled to vote at the annual meeting?

If you owned Company stock at the close of business on November 30, 2017, you may attend and vote at the annual meeting.

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a paper copy of proxy materials?

Under the “Notice and Access” rules of the Securities and Exchange Commission (“SEC”), we are permitted to furnish proxy materials, including this proxy statement and our annual report to our shareholders, by providing a Notice of Internet Availability of Proxy Materials. Most shareholders will not receive printed copies unless they request them. The Notice instructs you as to how you may access proxy materials on the internet and how you may submit your proxy via the internet. If you would like to receive a paper or electronic copy of our proxy materials, you should follow the instructions for requesting such material in the Notice. Any request to receive proxy materials by mail or electronically will remain in effect until you revoke it.

If more than one shareholder lives in my household and I have elected to receive printed copies of the proxy materials, how can I obtain an extra copy of the proxy materials?

For those shareholders that have elected to receive printed copies of our proxy materials, under the rules of the SEC, we are permitted to deliver a single copy of the Notice of Internet Availability of Proxy Materials or this proxy statement and our annual report to multiple shareholders that share the same address, unless we have received contrary instructions from any such shareholder. This practice, known as “householding,” is designed to reduce our printing and postage costs. Upon written or oral request, we will mail a separate copy of this proxy statement and our annual report to any shareholder at a shared address to which a single copy of each document was delivered. You may call, toll free, 866-540-7095, or write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 to request a separate copy.

Spire Inc. 2017 Notice of Annual Meeting 1

Can I vote my shares by filling out and returning the notice?

No, the Notice identifies the items to be voted on at the annual meeting; you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to: (i) vote by internet, (ii) vote by phone and (iii) request and return a paper proxy card or voting instruction card.

Why didn’t I receive a notice in the mail regarding the internet availability of proxy materials?

If you previously elected to access proxy materials over the Internet, you will not receive a Notice in the mail. You should have received an email with links to the proxy materials and online proxy voting. Also, if you previously requested paper copies of the proxy materials or if applicable regulations required delivery of the proxy materials, you will not receive the Notice.

If you received a paper copy of the proxy materials or the Notice by mail, you can eliminate paper mailings in the future by electing to receive an email that will provide internet links to these documents. Opting to receive future proxy materials online will save us the cost of producing and mailing documents and help us conserve natural resources. Enrollment for electronic delivery is effective until canceled.

Who is a shareholder of record?

You are a shareholder of record if your shares are registered directly in your name with our transfer agent, Computershare. You will receive a Notice or these proxy materials by delivery directly to you. You are entitled to vote your shares by internet, telephone, in person at the meeting, or, if you have requested printed proxy materials, by completing and returning the enclosed proxy card.

Who is a beneficial owner?

You are a beneficial owner if you hold your stock in a stock brokerage account, or by a bank or other nominee. Your shares are held in “street name” and the Notice or these proxy materials are being sent to you by your broker, bank or nominee, who is considered the shareholder of record. As a beneficial owner, you have the right to direct your broker, bank or nominee on how to vote. You may attend the annual meeting, but you will need to bring a letter or statement from that firm that shows you were a beneficial owner of Company shares on November 30, 2017. You may not vote these shares in person at the annual meeting unless you request, complete and deliver a legal proxy from your broker, bank or nominee. If you requested printed proxy materials, your broker, bank or nominee provided a voting instruction card for you to use in directing the broker, bank or nominee on how to vote your shares.

How many shares must be present to hold the annual meeting?

A majority of our issued and outstanding shares entitled to vote at the annual meeting as of the record date must be present in person or represented by proxy to have a quorum. As of November 30, 2017, there were 48,295,010 shares outstanding. Both abstentions and broker non-votes are counted as present for purposes of determining quorum.

How many votes are required for each item of business?

Election of directors: The election of directors requires the affirmative vote FOR each nominee of a majority of those shares entitled to vote and present at the meeting in person or represented by proxy. Withheld votes and abstentions will have the effect of votes against the nominee, while broker non-votes will not be considered represented and will have no effect on the outcome.

2 Spire Inc. 2017 Notice of Annual Meeting

Advisory approval of the compensation of our named executive officers: This proposal, which is non-binding, requires the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the meeting to be approved. Abstentions will have the effect of a vote against the proposal, while broker non-votes will not be counted as votes cast and will have no effect on the outcome.

Ratification of appointment of independent registered public accountant: This proposal requires an affirmative vote FOR of a majority of those shares entitled to vote and present at the meeting in person or represented by proxy to be approved. Abstentions will have the effect of a vote against the proposal.

Voting matters

How do I vote?

You may vote on the internet, by phone, by mail, or by attending the annual meeting and voting by ballot. The internet and phone voting procedures are designed to authenticate that you are a shareholder by use of a control number. The procedures allow you to confirm that your instructions have been properly recorded. If you vote by telephone or internet, you do not need to mail back your proxy card or voting instruction card.

By internet: If you have internet access, you may submit your proxy by following the instructions provided in the Notice, or, if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. On the internet voting site, you can confirm that your instructions have been properly recorded. If you vote on the internet, you can also request electronic delivery of future proxy materials.

By phone: You can vote by phone by following the instructions provided in the Notice, or, if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

By mail: If you elected to receive printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided. Please allow sufficient time for mailing if you decide to vote by mail.

At the annual meeting: The method or timing of your vote will not limit your right to vote at the annual meeting if you attend the annual meeting and vote in person. However, if your shares are held in the name of a bank, broker or the nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the annual meeting. You should allow yourself enough time prior to the annual meeting to obtain this proxy from the holder of record.

The shares voted electronically, by phone or represented by proxy cards received, properly marked, dated, signed and not revoked, will be voted at the annual meeting.

If you hold your shares through a broker, please note that your broker will not be permitted to vote on your behalf for the first two proposals unless you provide instructions as to how to vote your shares. Voting your shares is important to ensure that you are represented at the meeting. If you have any questions about the voting process, please contact the broker where you hold your shares.

Spire Inc. 2017 Notice of Annual Meeting 3

Can I vote my shares that are held in the Company’s dividend reinvestment and stock purchase plan or any of the Company’s 401(k) plans?

If you participate in the Company’s dividend reinvestment and stock purchase plan or in the Company Stock Fund of the Laclede Gas Company Wage Deferral Savings Plan, Laclede Gas Company Salary Deferral Savings Plan, Missouri Natural Gas Division of Laclede Gas Company Wage Deferral Savings Plan, Laclede Gas Company – Missouri Gas Energy Division Wage Deferral Savings Plan or Alagasco Employee Savings Plan, you are entitled to vote those shares. If you do not give voting instructions for shares owned by you through any of these plans, none of your shares held in the plans will be voted. To allow sufficient time for voting by the administrator and trustee of the plans, your voting instructions must be received by January 23, 2018.

How can I revoke or change my vote?

You may revoke your proxy at any time before it is voted at the meeting by:

●	Sending timely written notice of revocation to the corporate secretary;

●	Submitting another timely proxy by telephone, internet or proxy card; or

●

Attending the annual meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy executed in your favor from the holder of record to be able to vote at the meeting.

How many votes do I have?

You are entitled to one vote for each share that you owned on November 30, 2017.

What happens if I don’t give specific voting instructions?

Shareholders of record: If you are a shareholder of record and you either indicate that you want to vote as recommended by the

Board of Directors or you return a signed proxy card but do not indicate how you want to vote, then your shares will be voted in accordance with the recommendations of the Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting. If you indicate a choice for any matter to be acted upon, the shares will be voted in accordance with your instructions.

Beneficial owners: If you hold shares in street name and do not provide instructions, your shares may constitute “broker non-votes” on certain proposals. Generally, broker non-votes occur on a non-routine proposal where a broker is not permitted to vote on that proposal without instructions from the beneficial owner and instructions are not given. Broker non-votes are considered present at the annual meeting, but not as voting on a matter. Thus, broker non-votes are counted as present for purposes of determining whether there is a quorum, but are not counted for purposes of determining whether a matter has been approved. Broker non-votes will not affect the outcome of the votes on the first two proposals. If you do not provide instructions to your broker, under the rules of the New York Stock Exchange, your broker will not be authorized to vote the shares it holds for you with respect to the first two proposals. Your broker has the discretion, however, to vote the shares it holds for you on the ratification of the independent registered public accountant.

Who counts the votes?

We hired Broadridge Investor Communications as an independent tabulator of votes to ensure confidentiality of the voting process. However, if you write comments on your proxy card, the comments will be shared with us. We also have hired IVS Associates, Inc. to serve as independent inspector of elections.

4 Spire Inc. 2017 Notice of Annual Meeting

Proposal 1

Election of directors

The Board of Directors is divided into three classes. Directors Borer and Fogarty, whose terms will expire upon the election of directors at the meeting on January 25, 2018, have been nominated to stand for re-election for terms expiring upon the election of their successors in January 2021. The persons named as proxies intend to vote FOR the election of the two nominees. If any nominee becomes unavailable for any reason before the meeting, which is not anticipated, the proxies will vote the shares indicated for that nominee for a person to be selected by our Board of Directors.

Information about the nominees and directors

Nominees for term expiring in 2021

Mark A. Borer, 63, served as CEO as well as a member of the Board of Directors of DCP Midstream Partners LP from November 2006 through December 2012. DCP Midstream Partners LP is a public midstream master limited partnership that is engaged in all stages of the midstream business for both natural gas and natural gas liquids. Mr. Borer currently serves on the board of Kayne Anderson Acquisition Corp., where he also serves on the audit committee and compensation committee.

Mr. Borer’s experience in the midstream natural gas business gives him hands-on knowledge of the industry. His service as a CEO and member of the board of a public entity that grew significantly under his leadership provides him with experience in the operations of an energy company and the capital markets, and he possesses business and leadership expertise that assists the Board as it evaluates the Company’s financial and operational risks and strategy.

Director since 2014

Maria V. Fogarty, 58, served as the Senior Vice President of Internal Audit and Compliance at NextEra Energy, Inc. from 2011 through June 2014. She previously served as Vice President of Internal Audit at that company from 2005 to 2010 and Director of Internal Audit from April 1993 through 2004. NextEra Energy, Inc. is a leading clean energy company and the parent company of Florida Power & Light, the largest rate-regulated electric utility in Florida.

Ms. Fogarty’s prior experience leading the audit function at a public energy company provides her knowledge of the audit and Sarbanes-Oxley requirements facing public companies today. Her industry experience at a company that grew significantly during her tenure at the company benefits the Board, as she can provide insights into the risks, opportunities and challenges created by growth.

Director since 2014

Your Board of Directors recommends a vote “FOR” election of these nominees as directors.

Spire Inc. 2017 Notice of Annual Meeting 5

Directors with term expiring in 2019

Brenda D. Newberry, 64, retired in May 2010 as Chairman of the Board of The Newberry Group, a provider of information technology consulting services on a global basis, specializing in information systems, technology infrastructure, data and network security and project management services. Ms. Newberry founded The Newberry Group in 1996 with her husband. Between 2007 and 2014, she also served as a director of Enterprise Financial Services Corp.

Ms. Newberry provides insight into the Company’s information technology strategy and related risks and exposures. Further, her experience in creating and building her own businesses assists the Company as it considers growth opportunities, and her government contractor experience provides insight into conducting business in a highly regulated industry.

Director since 2007

Suzanne Sitherwood, 57, has served as the Company’s President since September 1, 2011 and Chief Executive Officer since February 1, 2012. Ms. Sitherwood serves on the board of Alcoa Corporation, where she sits on the audit committee and safety, sustainability and public issues committee, and she is deputy chair of the Federal Reserve Bank of St. Louis board. She joined these boards during 2016.

Ms. Sitherwood has more than 36 years’ experience in the natural gas industry. Over the course of her career, Ms. Sitherwood has gained extensive management and operational experience and has demonstrated a strong track record of leadership, strategic vision and business acumen. Under Ms. Sitherwood’s leadership, the Company’s natural gas utility business has grown from 625,000 customers to nearly 1.7 million customers, and the Company’s enterprise value has grown from $1.3 billion in 2012 to $6.37 billion as of November 1, 2017.

Director since 2011

Mary Ann Van Lokeren, 70, retired as Chairman and Chief Executive Officer of Krey Distributing Co., an Anheuser-Busch wholesaler, in October 2006 after leading the company for 20 years. During the past 21 years, she has served, and continues to serve, as a director of Masco Corporation.

With her prior experience as CEO of one of the largest Anheuser-Busch wholesalers in Missouri, Ms. Van Lokeren has business and leadership expertise that assists the Board as it evaluates the Company’s financial and operational risks, controls and strategy. Further, her experience on other public company boards provides insight as to the Board’s role in oversight of management as well as corporate governance.

Director since 2000

6 Spire Inc. 2017 Notice of Annual Meeting

Directors with term expiring in 2020

Edward L. Glotzbach, 69, served as Vice Chairman, Mergers and Acquisitions, of Information Services Group from November 2007, when it acquired Technology Partners International, Inc., to March 2012. From December 2004 to November 2007, he served as President and CEO of Technology Partners International, Inc., an organization that assists clients with the evaluation, negotiation, implementation and management of information technology and business process sourcing initiatives. From October 2003 to December 2004, he served as Vice President and Chief Financial Officer of the firm. From 1970 to September 2003, he served in many positions with SBC Communications, with his most recent position there being Executive Vice President and Chief Information Officer for six years. Mr. Glotzbach served as a director of Perficient, Inc. from 2010 to May 2012.

Mr. Glotzbach brings to the Board business and leadership experience as an executive of a public company, regulated utility experience as a former executive of a telephone utility regulated by the Missouri Public Service Commission, financial expertise having served as a chief financial officer at other companies, and his information technology expertise given his experience at Information Services Group and his chief information officer experience at a major telephone company. He also provides insight to the Company as to potential exposures and risks in those areas.

Director since 2005

Rob L. Jones, 59, served as co-head of Bank of America Merrill Lynch Commodities, Inc. (MLC) from 2007 until his retirement in March 2012. MLC is a global commodities trading business and a wholly owned subsidiary of Bank of America Merrill Lynch. Prior to taking leadership of MLC, he served as Head of Merrill Lynch’s Global Energy and Power Investment Banking Group. An investment banker with Merrill Lynch and The First Boston Corporation for over 20 years, Mr. Jones worked extensively with a variety of energy and power clients, with a particular focus on the natural gas and utility sectors.

From September 2012 to June 2014, he served as an Executive in Residence at the McCombs School of Business at the University of Texas at Austin (McCombs). He continues as a guest lecturer and speaker at McCombs. Mr. Jones served as Lead Independent Director for Susser Petroleum Partners, L.P. (SUSP), a publicly traded partnership, from 2012 to 2014, and since 2014 he has served on the Board of Directors of Shell Midstream Partners GP LLC, which is the general partner of Shell Midstream Partners, L.P. He also chairs its audit committee and serves on its conflicts committee.

Mr. Jones’ experience in financial roles in the energy banking industry, with a particular focus on the natural gas and utility sectors, as well as his experience as a lead independent director of a publicly traded partnership, add a unique dimension to the Board.

Director since 2016

Spire Inc. 2017 Notice of Annual Meeting 7

John P. Stupp Jr., 67, has been President of Stupp Bros., Inc. since March 2004 and Chairman and Chief Executive Officer since March 2014 and Chief Executive Officer of Stupp Corporation since August 1995. Through its subsidiaries, Stupp Bros., Inc. fabricates steel highway and railroad bridges and produces pipe for natural gas and oil transmission pipelines. Mr. Stupp serves as a director of Stupp Bros., Inc. and Atrion Corp. He serves on the Atrion compensation committee and chairs its audit committee.

As Chairman, CEO and President of Stupp Bros., Inc., one of the Company’s largest shareholders with a long-term investment relationship with the Company, Mr. Stupp has historic institutional knowledge of the Company and directly represents shareholder interests. Further, his experience with the various subsidiaries and investments of Stupp Bros., Inc., provides insight as to the pipeline and other infrastructure industries on a national basis as well as insight into the regional economy.

Director since 2005

Summary of director core competencies

The following chart summarizes the competencies currently represented on our Board; the details of each director’s competencies are included in each director’s profile.

Competency	Borer	Fogarty	Glotzbach	Jones	Newberry	Sitherwood	Stupp	Van Lokeren
Finance	X	X	X	X	X	X	X	X
Strategy/M&A	X		X	X		X	X
Audit/Risk management	X	X	X	X	X	X	X	X
Regulatory/Government	X	X	X	X	X	X	X	X
Technology/IT			X		X	X
Regulated utility		X	X			X	X	X
Commodity marketing	X			X		X
Public company operating	X	X	X	X		X	X	X
Legal/Governance/Compliance		X	X	X	X	X		X
Additional information
Age	63	58	69	59	64	57	67	70
Tenure	4	4	13	2	11	7	13	18
Other public company boards	1	0	0	1	0	1	1	1

8 Spire Inc. 2017 Notice of Annual Meeting

Proposal 2

Advisory vote to approve the compensation of our named executive officers

As required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are seeking your approval of the Company’s compensation of the named executive officers as disclosed in this proxy statement. Although the vote on this proposal is advisory and nonbinding, the compensation committee and Board will review the results of the vote and consider the collective views of our shareholders in future determinations concerning our executive compensation program generally and the compensation of our named executive officers in particular.

As noted in the Compensation Discussion and Analysis, the Company’s philosophy is to pay for performance by making compensation decisions based on what promotes our corporate strategy, creates shareholder value and remains equitable for the Company, its employees and its shareholders. In the process of making these decisions, we also consider the types and levels of compensation in the marketplace. We urge you to read the Compensation Discussion and Analysis section of this proxy statement, which discusses in more detail our compensation policies and procedures. Throughout the year, our compensation committee assesses our compensation programs to ensure they are consistent with our pay philosophy. In determining how to vote on this proposal, please consider our compensation governance and pay structure:

●	Recoupment: Our policy addresses recoupment of amounts from employees’ performance-based awards under the annual and equity incentive plans to the extent that they would have been materially less due to inaccurate financial statements, fraud or intentional, willful or gross misconduct.

●

Prohibition of hedging/pledging of stock: Our policy on the purchase and sale of securities generally prohibits our executive officers and directors pledging or hedging their positions in our stock so that their interests are similarly aligned with that of our shareholders. Any exceptions for an executive officer to this pledging prohibition must be approved by the Chairman of the Board or Lead Director as applicable.

●	Stock ownership requirements: Our stock ownership requirements, which are outlined on page 14, further strengthen the alignment of our executives with our shareholders.

●

Compensation balance: Most of the compensation to the named executive officers is aligned with corporate performance in areas related to our customers, our shareholders and our employees. The Company seeks to balance short-term and longer-term compensation opportunities to ensure that the Company meets short-term objectives while continuing to produce value for its shareholders over the long term.

●	Independent compensation consultant: The compensation committee’s consultant is independent.

●	Modest perquisites: The Company’s use of perquisites is modest.

Spire Inc. 2017 Notice of Annual Meeting 9

●	Caps on incentive awards: We have limits on incentive compensation, which cap all potential annual incentive plan awards at 150% of target and all equity incentive plan awards at 200% of target.

●	No employment agreements or excise tax gross-up: The Company does not enter into employment agreements or provide excise tax gross-up protections.

●

No additional years of service credited: The supplemental pension plans are traditional plans that cover the compensation not included in the qualified pension plan and do not factor in additional years of service.

The Board of Directors is asking shareholders to support the Company’s named executive officer compensation as disclosed in this proxy statement. The compensation committee and the Board of Directors believe the compensation program effectively implements the Company’s compensation principles and policies, achieves the Company’s compensation objectives, and aligns the interests of the executives and shareholders. Accordingly, the Board asks shareholders to cast a nonbinding vote “FOR” the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers as disclosed in this proxy statement for the annual meeting of shareholders, including the Compensation Discussion and Analysis, compensation tables and other related disclosures.”

Your Board of Directors recommends a vote “FOR” advisory approval of the compensation of our named executive officers.

10 Spire Inc. 2017 Notice of Annual Meeting

Proposal 3

Ratification of appointment of independent registered public accountant

The Board of Directors, upon recommendation of its audit committee, recommends that you ratify the appointment of Deloitte & Touche LLP, independent registered public accountant, to audit the books, records and accounts of Spire Inc. and its subsidiaries for the fiscal year ending September 30, 2018. A representative of Deloitte & Touche LLP will be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Your Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP as independent registered public accountant.

Spire Inc. 2017 Notice of Annual Meeting 11

Governance

Beneficial ownership of Spire common stock

The table below shows, as of November 1, 2017, the number of shares of our common stock beneficially owned by (i) each person known to the Company to be the beneficial owner of more than five percent of the Company’s common stock, (ii) each current director and director nominee, (iii) each named executive officer listed in the Summary Compensation Table and (iv) all directors, nominees and executive officers as a group.

Amount and nature of ownership

	Shares		Percent
Name	beneficially owned	(1)	of class
M. A. Borer	7,040		*
M. C. Darrell	46,458	(2)	*
M. V. Fogarty	7,040		*
R. L. Jones	3,240		*
M. C. Geiselhart	20,871		*
E. L. Glotzbach	23,595		*
S. L. Lindsey	31,344	(2)	*
B. D. Newberry	17,890	(3)	*
S. P. Rasche	21,227	(2)	*
S. Sitherwood	84,574	(2)	*
J. P. Stupp Jr.	1,169,290	(4)	2.4%
M. A. Van Lokeren	23,625		*
BlackRock, Inc.	5,486,709	(5)	12.0%
Franklin Resources, Inc.	2,537,655	(6)	5.6%
The Vanguard Group, Inc.	4,002,612	(7)	8.8%
All directors and executive officers as a group (12)	1,456,194		3.0%

*Less than one percent.

(1)	Except as otherwise indicated, each person has sole voting and investment power with respect to all of the shares listed.

(2)	Includes restricted non-vested shares granted under the 2006 Equity Incentive Plan and 2015 Equity Incentive Plan, as to which a recipient has sole voting power and no current investment power as follows: M. C. Darrell – 6,241; M. C. Geiselhart – 3,127; S. L. Lindsey – 8,262; S. P. Rasche – 7,728; S. Sitherwood – 22,119.

(3)	Includes 8,950 restricted, non-vested shares granted under the Restricted Stock Plan for Non-Employee Directors, as to which Ms. Newberry has sole voting power and no current investment power.

(4)	Includes 1,155,000 shares owned by Stupp Bros, Inc. Mr. Stupp is a director and executive officer of Stupp Bros., Inc. and has an interest in a voting trust that controls 100% of the stock of Stupp Bros., Inc., which is located at 3800 Weber Road, St. Louis, MO 63125.

(5)	Information provided as of December 31, 2016 in Schedule 13G/A filed on January 17, 2017 by BlackRock, Inc., whose address is 55 East 52nd Street, New York, NY 10055. The report indicates that it has 5,384,002 shares with sole voting power, 5,486,709 shares with sole investment power, and no shares with shared voting power or shared investment power. The subsidiaries included in the report were as follows:

12 Spire Inc. 2017 Notice of Annual Meeting

BlackRock (Netherlands) B.V.	BlackRock Fund Advisors†
BlackRock Advisors, LLC	BlackRock Institutional Trust Company, N.A.
BlackRock Asset Management Canada Limited	BlackRock Investment Management (Australia) Limited
BlackRock Asset Management Ireland Limited	BlackRock Investment Management (UK) Limited
BlackRock Asset Management Schweiz AG	BlackRock Investment Management, LLC
BlackRock Financial Management, Inc.	BlackRock Japan Co. Ltd.

†BlackRock Fund Advisors is a subsidiary of BlackRock, Inc. and beneficially owns 5% or greater of the outstanding shares of the Company’s stock according to the report. No other subsidiary included in the report owns 5% or greater of the outstanding shares of the Company’s stock according to the report.

(6)

Information provided as of December 31, 2016 in Schedule 13G filed on February 7, 2017 by Franklin Resources, Inc. (“FRI”), Charles B. Johnson and Rupert H. Johnson, Jr., each of whom have the following address: One Franklin Parkway, San Mateo, CA 94403-1906. These shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries (collectively, the “Investment Management Subsidiaries”) of FRI, including the following, none of which individually owns 5% or greater of the Company’s shares:

Franklin Advisory Services, LLC	Franklin Advisers, Inc.
Fiduciary Trust Company International

Investment management contracts grant to the Investment Management Subsidiaries investment and/or voting power over the securities owned by such investment management clients. Franklin Advisory Services, LLC has 1,382,400 shares with sole voting power and 1,536,400 shares with sole investment power. Franklin Advisers, Inc. has sole voting and sole investment power over 1,000,000 of the shares. Fiduciary Trust Company International has sole voting and sole investment power over 1,255 of the shares. The Schedule 13G indicates that there is neither shared voting power nor shared investment power with respect to the shares reported on the Schedule 13G. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and are the principal shareholders of FRI. FRI, the Principal Shareholders and each of the Investment Management Subsidiaries disclaim any pecuniary interest or beneficial ownership in any of these shares.

(7)	Information provided as of December 31, 2016 in Schedule 13G/A filed on February 13, 2017 by The Vanguard Group, Inc., whose address is 100 Vanguard Blvd., Malvern, PA 19355. The report indicates that it has 58,131 shares with sole voting power, 3,946,314 shares with sole investment power, 4,944 shares with shared voting power and 56,298 shares with shared investment power. The subsidiaries in the report, none of which owns 5% or greater of the Company’s shares, were:

Vanguard Fiduciary Trust Company	Vanguard Investments Australia, Ltd.

The following table sets forth aggregate information regarding the Company’s equity compensation plans as of September 30, 2017.

Number of securities
remaining available for
		Weighted average	future issuance under
	Number of securities to	exercise price	equity compensation
	be issued upon exercise	of outstanding	plans (excluding
	of outstanding options,	options, warrants	securities reflected in
Plan category	warrants and rights	and rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	674,970	—	505,545
Equity compensation plans not approved by security holders	—	—	—
Total	674,970	—	505,545

(1)	Reflects the Company’s 2006 Equity Incentive Plan and 2015 Equity Incentive Plan.

Information on the above-referenced equity incentive plans is set forth in Note 3, Stock-based Compensation, of the Notes to Financial

Statements in the Company’s Annual Report on Form 10-K for fiscal year 2017.

Spire Inc. 2017 Notice of Annual Meeting 13

Stock ownership guidelines and holding requirements for non-employee directors and executive officers

To provide a direct link between director, executive officer and shareholder interests, the Company adopted a stock ownership policy. The table below indicates the number of shares directors and executive officers are expected to own under the policy.

Directors must retain 90% and executive officers must retain 75% of the net shares awarded to them under Company plans until they meet the stock ownership requirements. All directors and executive officers are currently in compliance with the stock ownership policy.

Stock ownership guidelines

Directors	5x annual cash retainer
Chief executive officer	4x base salary
Executive vice presidents	3x base salary
Senior vice presidents	2x base salary
All other officers	1x base salary

14 Spire Inc. 2017 Notice of Annual Meeting

Corporate governance

Corporate governance at a glance

Board independence
●7 out of our 8 directors are independent
●Our CEO is the only management director
●Among other duties, our chairman leads executive sessions of the independent directors to discuss certain matters without management present

Board composition and diversity
●Currently, the Board has fixed the number of directors at 8
●Currently, the Board consists of four women and four men
●The Board regularly assesses its performance through Board and committee self-evaluation, as well as peer reviews of individual directors
●The corporate governance committee regularly leads the full Board in considering Board competencies and refreshment in light of company strategy

Board committees
●We have four Board committees – audit, compensation, corporate governance and strategy
●We have a cybersecurity subcommittee that reports to the audit committee
●All committees (with the exception of the strategy committee on which our CEO serves) are composed entirely of independent directors

Leadership structure	●Our chairman is an independent director ●The Board members elect our chairman annually
Risk oversight
●Our full Board is responsible for risk oversight and has designated specific committees to lead the oversight efforts with regard to certain key risks
●Our Board oversees management as it fulfills its responsibilities for the assessment and management of risks

Open communication	●We encourage open communication and strong working relationships among the chairman, the CEO and other directors ●Our directors have access to management and employees
Director stock ownership	●Our directors are required to own shares of our common stock equal in value to at least five times their annual cash retainer, or $425,000
Accountability to shareholders	●We use majority voting in director elections ●We actively reach out to our shareholders through our engagement program ●Shareholders can contact our Board, chairman or management by regular mail
Management succession planning
●The Board actively monitors our succession planning and people development and receives regular updates on employee engagement matters
●At least twice per year, the Board reviews senior management succession and development plans

Board and committee structure

Our Board currently consists of eight directors, seven of whom are independent. Under our Corporate Governance Guidelines, the chair may be an officer or may be an independent member of the Board, at the discretion of the Board. The Board believes it should be free to use its business judgment to determine what it believes is best for the Company in light of all the circumstances. Mr. Glotzbach is currently chairman of the board.

Spire Inc. 2017 Notice of Annual Meeting 15

Ms. Sitherwood, as chief executive officer, focuses on setting the strategy for the Company, overseeing daily operations, developing our leaders and promoting employee engagement throughout the Company. As chairman, Mr. Glotzbach leads the Board in the performance of its duties by working with the chief executive officer to establish meeting agendas and content, engaging with the leadership team between meetings and providing overall guidance as to the Board’s views and perspective.

During the 2017 fiscal year, there were six meetings of our Board of Directors. All directors attended 75% or more of the aggregate number of meetings of the Board and applicable committee meetings, and all directors attended the last annual meeting of shareholders.

The standing committees of the Board of Directors include the audit, compensation, corporate governance and strategy committees.

Board and committee membership

The following chart shows the fiscal 2017 membership and chairpersons of our Board committees, committee meetings and committee member attendance.

	Number of								Van
	meetings held	Borer	Fogarty	Jones	Glotzbach	Newberry	Sitherwood	Stupp	Lokeren
Audit	4		4		4	4		4 C	2 (1)
Compensation	5	5			5 C			5	5
Corporate governance	6		5	6		6			6 C
Strategy	6	6 C		6	5		6	6

C - Chairperson

(1)	Ms. Van Lokeren stepped down from the audit committee after the January meeting for personal reasons.

Audit committee

The audit committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities with respect to the quality and integrity of the financial statements, financial reporting process and systems of internal controls, and cybersecurity. The audit committee also assists the Board in monitoring the independence and performance of the independent registered public accountant, the internal audit department and the operation of ethics and compliance programs. At fiscal year end, the audit committee members were Mr. Stupp as audit committee chair and Directors Fogarty, Glotzbach and Newberry. All audit committee members were determined by the Board to be independent and financially literate in accordance with the New York Stock Exchange requirements. Mr. Stupp has been determined to be the financial expert for the audit committee. The audit committee met four times in fiscal year 2017.

Compensation committee

The compensation committee assists the Board in the discharge of its responsibility relative to the compensation of the Company’s executives, reviews and makes recommendations to the Board relative to the Company’s incentive compensation and equity-based plans, reviews management’s risk assessment of the Company’s compensation practices and programs and assists the Board in the oversight of succession planning for executive officers. The committee also oversees the investments of the defined benefit qualified pension plans. At fiscal year end, the committee members, all of whom were determined to be independent,

16 Spire Inc. 2017 Notice of Annual Meeting

were Directors Glotzbach (chair), Borer, Stupp and Van Lokeren. The committee met five times in fiscal year 2017. There are no compensation committee interlocks. The committee engaged Semler Brossy Consulting Group LLC as its independent compensation consultant for fiscal year 2017.

Corporate governance committee

The corporate governance committee:

●	Considers and makes recommendations to the Board relative to corporate governance and its Corporate Governance Guidelines;

●	Assists the Board in annually assessing what skills would be beneficial to the Company for the Board to possess and whether those skills are represented sufficiently by the existing members and identifying individuals qualified to become Board members;

●	Makes recommendations to the Board regarding director compensation;

●	Assists the Board in identifying appropriate educational opportunities for Board members and encouraging periodic attendance;

●	Periodically arranges for Board education sessions addressing timely governance topics;

●	Reviews and approves any related-party transactions;

●	Recommends committee chair and member appointments to the full Board; and

●	Oversees periodic outreach to institutional shareholders regarding governance topics to assist the Board in staying informed.

At fiscal year end, the committee members, all of whom were determined to be independent, were Directors Van Lokeren (chair), Fogarty, Jones and Newberry. The committee met six times in fiscal year 2017.
Strategy committee

The strategy committee oversees the Company’s investment strategies, capital structure and financial needs, including leverage, liquidity and funding sources and related matters in the context of the corporate strategy. At fiscal year end, the committee members were Directors Borer (chair), Glotzbach, Jones, Sitherwood and Stupp. The committee met six times in fiscal year 2017.

Risk oversight

Management is responsible for assessing and managing risk exposures on a day-to-day basis, and the Board is responsible for overseeing the Company’s risk management. In its oversight role, the Board and its committees ensure that the Company promotes a risk-aware culture and decision-making process. Several of the Board’s committees assist the Board in its risk oversight: the audit committee oversees the financial reporting, cybersecurity and related risks; the compensation committee oversees the compensation and pension plan funding risks; and the strategy committee oversees the risks related to the Company’s corporate development strategies, capital structure and financial needs.

At the management level, the Company has a disclosure committee that meets at least quarterly and oversees the implementation of the enterprise risk management process and assists in identifying, prioritizing and monitoring risks. Because of the use of commodity-based derivatives by three of the Company’s subsidiaries, there is also a smaller risk committee that focuses on the risks and exposures in the commodity-based derivatives markets.

Compensation risk assessment

During the past year, management, with oversight by the compensation committee, conducted a risk assessment of its overall

Spire Inc. 2017 Notice of Annual Meeting 17

compensation program. This risk assessment included consideration of the mix and amount of compensation:

●	In cash and equity;

●	With short-term and long-term performance goals;

●	With individual, business unit and corporate performance objectives; and

●	Dependent on financial and non-financial performance measurement.

The assessment also considered the risk mitigation impact of stock ownership guidelines and retention requirements, the use of multiple types of metrics, the caps set on incentive compensation, the role of the compensation committee and its independent consultant as well as the use of the internal audit department to assess documentation of performance on the incentive-based metrics. Management regularly assesses risks related to our compensation programs, including our executive compensation programs, and we do not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our Company. At the compensation committee’s direction, its independent compensation consultant, Semler Brossy Consulting Group LLC and management provide ongoing information regarding compensation factors that could mitigate or encourage excessive risk taking.

Management determined, and the committee agreed, that the risks relative to the Company’s compensation policies and practices would not result in a material adverse effect on the Company.
Director independence

The Board of Directors believes that a majority of the directors should be independent and determined that the following members were independent: Borer, Fogarty, Glotzbach, Jones, Newberry, Stupp and Van Lokeren. Ms. Sitherwood, chief executive officer and president, is the only non-independent member of the Board. In determining the independence of directors, the Board found that none of the directors, other than Ms. Sitherwood, has any material relationship with the Company other than as a director. In making these determinations, the Board considers all facts and circumstances as well as certain prescribed standards of independence, which are included with our Corporate Governance Guidelines under Governance documents on our website at www.SpireEnergy.com/Investors/Governance. The Director Independence Standards adopted by the Board largely reflect the New York Stock Exchange standards, except the standards provide that the Board does not consider material the provision of natural gas service to any director or immediate family member of the director or director-related company pursuant to the tariffed rates of the Company’s utilities.

The independent members of the Board meet in executive session at least quarterly, which sessions are led by Mr. Glotzbach, the current chairman of the board. Each quarter, the chairman solicits from other Board members topics for discussion in those sessions. Topics include, from time to time, the performance of the chief executive officer, executive succession planning, executive compensation matters and the Company’s strategy.

All of the members of the audit, compensation and corporate governance committees are independent under our Director Independence Standards as well as under the standards of the New York Stock Exchange.

18 Spire Inc. 2017 Notice of Annual Meeting

Corporate governance documents

Our key corporate governance documents include:

●	Corporate Governance Guidelines;

●	Charters of each of the audit, compensation and corporate governance committees;

●	Code of Business Conduct;

●	Financial Code of Ethics;

●	Related Party Transaction Policy and Procedures;

●	Policy Regarding the Approval of Independent Registered Public Accountant Provision of Audit and Non-Audit Services; and

●	Director Independence Standards.

All of these documents, other than the Policy Regarding the Approval of Independent Registered Public Accountant Provision of Audit and Non-Audit Services, are available under Governance documents on our website at www.SpireEnergy.com/Investors/Governance, and a copy of any of these documents will be sent to any shareholder upon request.

Corporate Governance Guidelines

The Board generally conducts itself in accordance with its Corporate Governance Guidelines. The guidelines, among other matters, provide:

●	the independent directors may elect a lead director if there is no independent chair;

●	the corporate governance committee will review with the Board, on an annual basis, the requisite skills, characteristics and qualifications to be sought in new Board members as well as the composition of the Board as a whole, including assessments of members’ qualification as independent and consideration of diversity, age, skills and experience in the context of the needs of the Board;
●	a director who retires, changes employment or has any other significant change in his or her professional roles and responsibilities must submit a written offer to resign from the Board; the corporate governance committee will then make a recommendation to the Board regarding appropriate action, taking into account the circumstances at that point in time;

●	directors must limit their service to a total of three boards of publicly traded companies (including our Company) and should advise the chairman of the board and the corporate governance committee chair before accepting an invitation to serve on another public company board;

●	directors are expected to attend the annual shareholder meeting and meetings of the Board and the committees on which they serve, and to spend the time needed and to meet as frequently as necessary to properly discharge their responsibilities;

●	the Board and its committees conduct annual assessments of their performance as well as assessments of the performance of each individual director whose term expires at the next annual shareholder meeting who desires to stand for re-election;

●	directors have access to executives of the Company;

●	the Board and each committee have the ability to hire independent legal, financial or other advisors as they may deem necessary, at the Company’s expense, without consulting or obtaining the approval of any officer of the Company; and

●	all new directors participate in the Company’s orientation for new directors, and directors are encouraged to attend educational programs.

Spire Inc. 2017 Notice of Annual Meeting 19

Related party transaction policy and procedures

We have adopted a written Related Party Transaction Policy and Procedures, which is used by our corporate governance committee to determine whether to pre-approve transactions involving more than $100,000 with our directors, executive officers, 5% or greater shareholders, and their immediate family members. Based on its consideration of all of the relevant facts and circumstances, the committee will decide whether or not to approve the transaction and will approve only those transactions that it determines to be in the best interest of the Company. If the Company becomes aware of an existing transaction with a related party that has not been approved under the policy, the matter will be referred to the committee. The committee will evaluate all options available including ratification, revision or termination of such transaction. While the committee generally reviews and considers approval or ratification of related party transactions, the Board has delegated to the corporate governance committee chair the authority to pre-approve or ratify, as applicable, any related party transaction involving an aggregate amount of less than $500,000. The policy also includes certain transactions that are deemed pre-approved because they do not pose a significant risk of a conflict of interest. Such pre-approved transactions include the provision of natural gas service to any of the related parties by our utility subsidiaries in accordance with their respective tariffed rates and those transactions at such a level as not to be material to the Company or the related party. There were no related party transactions in fiscal year 2017 requiring committee action.
Policy regarding the approval of independent registered public accountant provision of audit and non-audit services

Consistent with SEC requirements regarding accountant independence, the audit committee recognizes the importance of maintaining the independence, in fact and appearance, of our independent registered public accountant. To this end, the audit committee adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent accountant. Under the policy, the committee or its designated member must pre-approve services prior to commencement of the specified service. Any pre-approvals by the designated member between meetings will be reported to the audit committee at its next meeting. The requests for pre-approval are submitted to the audit committee or its designated member, as applicable, by both the independent accountant and the Company’s chief financial officer or designee and must include (a) a written description of the services to be provided in detail sufficient to enable the audit committee to make an informed decision with regard to each proposed service and (b) a joint statement as to whether, in their view, the request or application is consistent with the SEC’s and Public Company Accounting Oversight Board’s (“PCAOB”) rules on auditor independence. The pre-approval fee levels are established and reviewed by the audit committee periodically, primarily through a quarterly report provided to the audit committee by management. Any proposed services exceeding these levels require specific pre-approval by the audit committee. Generally, after review of the pre-approved services incurred each quarter, the audit committee resets the pre-approval dollar level.

20 Spire Inc. 2017 Notice of Annual Meeting

At each regularly scheduled audit committee meeting, the audit committee shall review the following:

●	A report provided by management summarizing the pre-approved services, or grouping of related services, including fees; and

●	A listing of newly pre-approved services since its last regularly scheduled meeting.

Shareholder nominee recommendations and nominee qualifications

Shareholders who wish to recommend nominees to the corporate governance committee should make their submission to the committee by September 26 preceding the annual meeting by submitting it to:

Corporate Governance Committee Chair
c/o Spire Inc.
700 Market Street
St. Louis, MO 63101
Attn: Corporate Secretary

Candidates properly recommended by shareholders will be evaluated by the committee using the same criteria as applied to other candidates. While there is no set of specific criteria or policy on diversity for nominees, the corporate governance committee generally will consider the appropriate skills and characteristics needed in light of the current make-up of the Board, including an assessment of the experience, age, skills and characteristics represented on the Board. Generally, the committee looks for persons who evidence personal characteristics of the highest personal and professional ethics, integrity and values; an inquiring and independent mind and practical wisdom and mature judgment; and expertise that is useful to the Company and complementary to the background and experience of other Board members.

Correspondence with the Board

Those who desire to communicate with the independent directors should send correspondence addressed to:

Chairman of the Board
c/o Spire Inc.
700 Market Street
St. Louis, MO 63101
Attn: Corporate Secretary

All appropriate correspondence is forwarded directly to the chairman of the Board. The Company does not, however, forward spam, sales, marketing or mass mailing materials; product or service complaints or inquiries; new product or service suggestions; resumes and other forms of job inquiries; or surveys. However, any filtered information is available to any director upon request.

Corporate Social Responsibility (CSR)

During fiscal 2017, we established the CSR Council, which supports the implementation of the Company’s promise, which is to answer every challenge, advance every community and enrich every life through the strength of our energy. Person by person. Neighborhood by neighborhood. Community by community. In 2018, we plan to issue our first-ever report that will summarize our activities and performance in the area of sustainability, including how we are operating responsibly from an environmental, social and governance perspective.

Spire Inc. 2017 Notice of Annual Meeting 21

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of holdings and transactions in Spire Inc. shares with the SEC and the New York Stock Exchange. Based on our records and information, in fiscal year 2017 our directors and executive officers met all applicable SEC reporting requirements.

Audit committee report

The audit committee of the Board of Directors is composed of four directors who are independent as required by and in compliance with the applicable listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. The names of the committee members as of the date of this proxy statement appear at the end of this report. The committee operates under a written charter.

The primary function of the audit committee is oversight. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting practices and policies; for establishing internal controls and procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations; and for assessing the effectiveness of the Company’s internal control over financial reporting.

Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, is responsible for planning and performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board and to issue reports expressing an opinion, based on its audit (i) as to the conformity of the audited financial statements with generally accepted accounting principles and (ii) on the effectiveness of the Company’s internal control over financial reporting. The committee is responsible for the appointment, compensation and oversight of Deloitte.

In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements in the Company’s 2017 Annual Report on Form 10-K with management and Deloitte, which included a discussion of the critical accounting policies and practices used by the Company. The committee also discussed with Deloitte the matters required to be discussed under the applicable Public Company Accounting Oversight Board standards.

Deloitte has provided the committee with the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and the committee has discussed with Deloitte its independence.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Annual Report on Form 10-K for the year ended September 30, 2017.

Audit committee

John P. Stupp Jr., chairperson
Maria V. Fogarty
Edward L. Glotzbach
Brenda D. Newberry

22 Spire Inc. 2017 Notice of Annual Meeting

Fees of independent registered public accountant

The following table displays the aggregate fees for professional audit services for the audit of the financial statements for the fiscal years ended September 30, 2017 and 2016, and fees incurred for other services provided during those periods by the Company’s independent registered public accounting firm, Deloitte & Touche LLP.

	2017	2016
Audit fees	$2,200,000	$2,225,000
Audit-related fees (1)	142,000	130,300
Tax fees (2)	31,484	35,000
All other fees (3)	1,895	2,000
Total	$2,375,379	$2,392,300

(1)	Audit-related fees consisted of comfort letters, consents for registration statements, work paper reviews and audit consulting.

(2)	Tax fees consisted primarily of assistance with tax planning, compliance and reporting.

(3)	All other fees consisted of an annual subscription for the accounting technical library.
The total fees for fiscal 2017 were slightly lower than 2016. The decrease in the audit fee is the result of the absence of the need to conduct any acquisition-related audit work. The audit committee pre-approved all of the fees for fiscal years 2017 and 2016. The Policy Regarding the Approval of Independent Registered Public Accountant Provision of Audit and Non-Audit Services is described earlier in this proxy statement.

Directors’ compensation

During fiscal 2017, the Board transferred responsibility for director compensation from the compensation committee to the corporate governance committee. The corporate governance committee periodically reviews director compensation relative to data of the Company’s comparator group provided by the compensation committee’s independent consultant, which was Semler Brossy Consulting Group LLC during fiscal 2017. The basic retainers and fees payable in fiscal year 2017 are set forth below. No retainers or fees are paid to directors who are executives or employees of the Company and its subsidiaries.

Board and committee fees and retainers

Annual cash board retainer	$85,000
Chairman of the board annual retainer	75,000
Audit committee chair annual retainer	15,000
Compensation committee chair annual retainer	10,000
Corporate governance committee chair annual retainer	10,000
Other committee chair annual retainer	6,000
Annual stock board retainer	100,000

The amount and form of the annual Board retainer are fixed from time to time by vote of the Board. For 2017, the annual retainer was $185,000, of which $85,000 was payable in cash and $100,000 was payable in shares of our common stock. The number of shares is determined by dividing $100,000 by the average closing stock price of our

Spire Inc. 2017 Notice of Annual Meeting 23

common stock during the 30-day period preceding the grant date and rounding to the nearest ten shares. There are no additional per-meeting fees. The table below discloses the compensation paid or earned by all those who served as Company directors in fiscal year 2017. Not included in the table is the retirement plan for non-employee directors in which participation and benefits have been frozen since November 1, 2002. Under that plan, a non-employee director who had at least five years of service as a director as of November 1, 2002, qualified for an annual payment after retirement in an amount equal to the Board retainer at November 1, 2002 ($18,000) with such payments being made for the longer of 10 years or life. The only current director eligible for benefits under the plan is Ms. Van Lokeren.

Name	Fees earned or paid in cash	Stock awards (1)	Nonqualified deferred compensation earnings (2)	Total
Borer	$91,000	$98,348	$12,825	$202,173
Fogarty	85,000	98,348	5,198	188,546
Glotzbach	170,000	98,348	96,253	364,601
Jones	85,000	98,348	–	183,348
Newberry	85,000	98,348	7,097	190,445
Stupp	100,000	98,348	–	198,348
Van Lokeren	95,000	98,348	111,538	304,886

(1)	Amounts calculated are the grant date fair value of awards granted during the fiscal year using the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, “Compensation-Stock Compensation” (FASB ASC Topic 718). See Stock-Based Compensation note to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended September 30, 2017 for a discussion regarding the manner in which the fair value of these awards are calculated, including assumptions used.

The table below provides more details relative to the restricted stock awards made under the Restricted Stock Plan for Non-Employee Directors and the 2015 Equity Incentive Plan that have not yet vested:

Name	No. of shares awarded in fiscal year 2017	Aggregate no. of shares awarded and not vested at 2017 fiscal year end
Borer	1,550	–
Fogarty	1,550	–
Glotzbach	1,550	–
Jones	1,550	–
Newberry	1,550	8,950
Stupp	1,550	–
Van Lokeren	1,550	–

The February 2017 grants of 1,550 restricted shares under the 2015 Equity Incentive Plan had a six-month vesting requirement and vested on August 1, 2017 for all directors.

(2)	Represents above-market earnings in fiscal year 2017 on deferrals of fees and retainers by participating directors in the Deferred Income Plans.

24 Spire Inc. 2017 Notice of Annual Meeting

Stock awards to directors were made under the Company’s Restricted Stock Plan for Non-Employee Directors, amended and approved by shareholders in January 2009, until February 1, 2012. Under these awards, participants receive cash dividends on the Company’s common stock and may vote the shares awarded even while the shares are restricted, but the restricted shares may not be sold, pledged or otherwise transferred, except in accordance with the terms of the plan. Directors Glotzbach, Stupp and Van Lokeren are fully vested in their awards under the plan. The table below shows the vesting schedule for Director Newberry’s shares.

Name	Half of plan shares vest	All of plan shares vest
Newberry	On 65th birthday in 2018	Annual meeting January 2019

At the January 2012 annual meeting, shareholders approved amending the 2006 Equity Incentive Plan to allow directors to be eligible participants, and no further grants have been or will be made under the Restricted Stock Plan for Non-Employee Directors. The
directors are eligible to participate under the 2015 Equity Incentive Plan. As noted above, currently each non-employee director is awarded an annual fixed-value stock grant in the amount of $100,000.

Spire Inc. 2017 Notice of Annual Meeting 25

Executive compensation

Compensation Discussion and Analysis (CD&A)

Fiscal year 2017 – Executive summary

The compensation committee (“Committee”) believes that the actions taken by the Company’s chief executive officer (“CEO”) and management team throughout fiscal year 2017 positively impacted the Company’s results and positioned the Company for continued success.

For the fiscal year ended September 30, 2017, the Company reported an increase in consolidated net income to $161.6 million from $144.2 million for fiscal year 2016. Net income and earnings per share are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management also uses the non-GAAP measures of net economic earnings and net economic earnings per share when internally evaluating and reporting results of operations as discussed on pages 30 and 31 in the Company’s Annual Report on Form 10-K for the year ended September 30, 2017. Net economic earnings for 2017 were $167.6 million, up from $149.1 million for 2016.

The increases from 2016 to 2017 reflect higher Gas Utility results driven by growth in Missouri and Alabama, and higher Gas Marketing results, partially offset by modestly higher corporate costs. The results are discussed further beginning on page 33 of the Company’s Annual Report on Form 10-K for the year ended September 30, 2017.

The following graph evidences the Company’s commitment to the pay-for-performance philosophy as it compares the Company’s basic net economic earnings per share to the Annual Incentive Plan (“AIP”) amounts earned by the named executive officers (“NEOs”). Given that Mr. Geiselhart became an NEO for the first time for fiscal year 2017, the graph excludes his AIP amounts for the performance periods prior to such fiscal year. However, the graph reflects AIP amounts for the NEO that preceded him in fiscal years 2013 through 2016. Basic net economic earnings per share is the key metric used to determine funding under the Company’s AIP in 2017. The earnings in the graph are based on operations for the respective years reflected in the graph. Further explanation of net economic earnings is provided on page 35 of this proxy statement.

26 Spire Inc. 2017 Notice of Annual Meeting

Basic Net Economic EPS Compared to NEOs Annual Incentive Award

The Company also emphasizes pay for performance by placing a majority of the executives’ target total direct compensation (“TTDC”) at risk through the annual and equity incentive plans. TTDC includes the base salary at the end of fiscal year 2017, the 2017 target AIP opportunity, and the market value (target shares multiplied by grant date stock price) of the 2015 Equity Incentive Plan (“EIP”) awards made during fiscal year 2017. Further, the largest proportion of incentive pay, which is represented by the equity incentive award, focuses on long-term performance. The following graph shows the mix of fixed (base pay) and at-risk pay.

Spire Inc. 2017 Notice of Annual Meeting 27

Fiscal 2017 Target Total Direct Compensation Components

100%
80%
60%
40%
20%
0%
51%
23%
26%
44%
21%
35%
46%
20%
34%
43%
19%
38%
36%
21%
43%
Sitherwood
Rasche
Lindsey
Darrell
Geiselhart
Base Salary
Annual Incentive Plan
Equity Incentive Plan

The Committee regularly reviews the Company’s compensation practices. The following illustrates the Company’s governance around executive compensation:

●	Executive annual incentive awards are capped at 150% of target.

●	A majority of long-term incentive compensation (shares and value) is performance-contingent.

●	The performance multiplier for the performance shares granted under the EIP is capped at 200% for grants that vested in fiscal year 2017.

●	For grants made in fiscal year 2017, strong competitive results are emphasized through the opportunity for a 200% performance multiplier for the total shareholder return component of the EIP if the Company ranks at the top of its peers. Similarly, there is an opportunity for a 200% performance multiplier for the net economic earnings component of the EIP. There is a cap on the total grant equal to 200% of target.
However, if either component is not achieved at threshold levels, the grants related to that component will be forfeited.

●	Time-based equity awards are granted with a three-year cliff vesting schedule.

●	Non-vested equity awards are not accelerated after a change in control unless the executive is terminated or the award is not assumed or substituted by the successor company (i.e., double trigger).

●	The Company sponsors an Executive Severance Plan to standardize future severance benefits. The plan provides benefits upon termination by the Company without cause or the participant’s termination of his or her employment with the Company for good reason, with or without the occurrence of a change in control.

●	The Company does not enter into employment agreements or provide for excise tax gross-ups.

28 Spire Inc. 2017 Notice of Annual Meeting

●	The supplemental pension plans are traditional plans that cover the compensation not included in the qualified pension plan and do not factor in additional years of service.

●	Executives and directors are subject to stock ownership guidelines and retention requirements.
●	Dividends are not paid on performance-contingent awards prior to vesting.

●	The recoupment policy applies to all executive officers for performance-contingent awards made under the AIP and EIP commencing with fiscal year 2013.

●	The Company’s policy generally prohibits hedging or pledging of stock.

Executive compensation in fiscal year 2017

Compensation overview and philosophy

The Committee establishes the executive compensation philosophy and assists the Board in the development and oversight of all aspects of executive compensation.

Our pay-for-performance compensation philosophy promotes our corporate strategy and creates shareholder value, while remaining equitable for the Company, its executives and its shareholders. The Committee believes that its compensation practices reflect a responsible pay-for-performance culture. The Committee seeks to deliver a total compensation package that balances short-term and longer-term compensation opportunities to ensure that the Company meets short-term objectives while continuing to produce value for its shareholders over the long term.

The Committee also promotes a competitive compensation program to attract, motivate and retain key executives. Each year the Committee reviews the Company’s pay program for its executive officers to evaluate the total compensation in relation to the Company’s peer group. The Company’s compensation philosophy is to target total compensation in the median range of its peer group comparator data, with actual pay dependent on Company results and individual performance and experience.

The Committee considered the results of the advisory “say-on-pay” proposal in January 2017 when making compensation decisions. A majority (98%) of the votes cast approved the compensation program described in the Company’s proxy statement. The considered judgment of the Committee, which included taking into account the support from the shareholder vote, was that no significant changes to the executive compensation program were warranted.

Roles in executive compensation

The Committee implements and administers the Company’s compensation philosophy and engages an independent compensation consultant to provide market reference perspective and to serve as an advisor. The compensation consultant serves at the request of, and reports directly to, the Committee and does not perform other significant services for the Company. The Committee determined that the compensation consultant is independent, and its work has not raised any conflicts of interest.

In fiscal year 2017, the Committee continued its retention of Semler Brossy Consulting Group LLC (“Semler Brossy”) to serve as its consultant. Semler Brossy is an independent

Spire Inc. 2017 Notice of Annual Meeting 29

firm, providing executive compensation consulting services to the Committee. Semler Brossy also provides consulting services to the corporate governance committee regarding non-employee director compensation. Semler Brossy reports to the Committee and attends all Committee meetings either in person or by phone. Specifically, Semler Brossy advises the Committee on performance metrics and linkage between pay and performance, keeps the Committee informed of current industry and market trends, makes recommendations to the Committee on companies to consider as a comparator group, presents findings relative to the competitiveness of the Company’s executive compensation, and assists in the analysis of the results of the compensation risk assessment.

While the Committee receives advice on executive compensation from its compensation consultant, the Committee and the Board retain all decision-making authority to ensure that the decisions reflect the Company’s pay-for-performance philosophy.

The table below outlines the roles and responsibilities of the various parties in determining and deciding executive compensation.

Party	Roles and responsibilities
Compensation committee
●Reviews and approves a compensation philosophy/policy with respect to executive officer compensation

●Reviews and approves on an annual basis the evaluation process and compensation structure for the Company’s executive officers

●Reviews and recommends to the Board on an annual basis the corporate goals and objectives for the CEO’s performance and assists the Board in evaluating the CEO’s performance in light of those goals and objectives and then sets the CEO’s current compensation, including salary, and short-term and long-term compensation

●Reviews and approves on an annual basis the corporate goals and objectives for the executive officers’ performance, evaluates the performance of the Company’s executive officers, and approves the annual compensation, including salary, and short-term and long-term compensation for such executive officers

●Administers and makes recommendations to the Board regarding cash and equity-based incentive plans

●Reviews the compensation risk assessment of the Company’s compensation policies and practices

●Oversees the development and review of executive succession plans and assists the Board in developing and evaluating potential candidates for executive positions

Independent compensation consultant
●Advises the Committee on performance metrics and linkage between pay and performance

●Keeps the Committee informed of current industry and market trends

●Makes recommendations to the Committee on companies to consider as a comparator group

●Presents findings relative to the competitiveness of the Company’s executive compensation

●Provides guidance and consultation on the risk assessment of the Company’s executive compensation

Independent members of the Board	●Approve compensation of the CEO

30 Spire Inc. 2017 Notice of Annual Meeting

CEO
●Evaluates the performance of all Company executive officers

●Recommends base salary adjustments for those officers

●Recommends promotions, as appropriate

●Recommends awards under the AIP based on each executive officer’s performance

●Recommends equity grants under the EIP to those executive officers, based on each officer’s strategic role in executing the corporate strategy to build long-term shareholder value

Other members of management
●Human resources – provides analysis, compensation data and information to the Committee and the independent compensation consultant to facilitate the Committee’s review of compensation; develops and conducts the risk assessment of the Company’s executive compensation

●Chief financial officer – provides reports on financial performance relative to the metrics included in the incentive programs as well as the financial impact of compensation decisions

●Internal audit – provides the results of its audit of performance relative to the metrics

Our named executive officers

The Company’s NEOs for fiscal year 2017 consisted of the following individuals:

Suzanne Sitherwood	Steven P. Rasche	Steven L. Lindsey

President and Chief Executive Officer	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Operating Officer of Distribution Operations

Mark C. Darrell	Michael C. Geiselhart

Senior Vice President, General Counsel and Chief Compliance Officer	Senior Vice President, Strategic Planning and Corporate Development

Spire Inc. 2017 Notice of Annual Meeting 31

Compensation comparator group

Each year the Committee evaluates a number of factors when determining executive compensation levels to help ensure that pay opportunities being delivered to our executive officers are competitive within the industry markets in which the Company competes for talent, including market data from surveys and other publicly available sources. While the Committee reviews the data to see how the Company’s executive compensation levels compare to the median range of the Company’s comparator group, decisions are not guided solely by such data as the Committee’s focus is to make compensation decisions uniquely appropriate for the Company and the individual executive officer.

If any meaningful deviations from the market data are identified, the Committee reviews further to ensure that there is a rationale to support its decisions or considers appropriate steps to address such deviations.

To assist the Committee in its annual market review of executive officer compensation, the independent compensation consultant prepares an analysis of the market competitiveness of compensation for each executive officer. The independent compensation consultant’s analysis includes a combination of survey and peer company pay information to establish competitive market rates for base salary and annual and long-term incentives for the executive officer positions to ensure our competitive market data is robust, reliable and objective on an ongoing basis. In making compensation decisions, the Committee uses:

●	The Willis Towers Watson Energy Services Executive Compensation Survey; and

●	Peer company data, which provides information regarding the pay levels and compensation programs at the companies competing in our industry, with whom we compete for executive talent.

Of the sources listed above, the Committee places more emphasis on the Willis Towers Watson Energy Services Executive Compensation Survey.

The Willis Towers Watson Energy Services Executive Compensation Survey is a proprietary third-party survey, and the specific identity of respondents for any given position is not provided to the Company. Because of the large variance in size among participating companies within the survey, the independent compensation consultant conducts analyses, including regression, to adjust the compensation data for differences in revenue and size. These adjustments are necessary to allow for appropriate size comparisons between our Company and the participating companies in the survey.

For each executive, the Committee determines whether target total compensation is sufficient to retain and motivate the executive. If adjustments are needed to create greater alignment with the Company’s compensation philosophy stated earlier in this CD&A, or to reflect unique circumstances at the Company, the Committee evaluates each component of TTDC (base salary, short-term incentive and long-term incentive targets) to determine where such adjustments may be required. In addition, the Committee considers other subjective factors in its compensation decisions, such as individual performance, experience, future potential and expertise.

32 Spire Inc. 2017 Notice of Annual Meeting

Total Shareholder Return (“TSR”) peer group

Annually, the independent compensation consultant, along with the Company’s finance leadership, reviews the peer group members and recommends a group composition that considers industry-appropriateness and changes necessitated due to acquisitions and divestitures. This peer group is used to evaluate the relative TSR component of the performance factors for vesting of performance-contingent stock units. Peer group data also supports the compensation analysis described above. The table below shows our peers for fiscal year 2017, as well as a comparison of peer group members for fiscal years 2015 through 2018. Last year, the Committee added Alliant Energy and Northwestern Corp. to the list of peer companies for the 2017 grant of performance-contingent stock units. The addition of Alliant Energy and Northwestern Corp. does not impact performance grants made prior to fiscal year 2017. In addition, several companies were removed due to acquisitions and company size. These changes to the peer group are taken into account by the Committee at the time of vesting. No changes to the peer group were made for fiscal year 2018.

FY15	FY16	FY17	FY18
AGL Resources Inc.	AGL Resources Inc.	[acquired July 2016]
		Alliant Energy	Alliant Energy
Atmos Energy Corp.	Atmos Energy Corp.	Atmos Energy Corp.	Atmos Energy Corp.
Avista Corp.	Avista Corp.	Avista Corp.	Avista Corp.
Black Hills Corp.	Black Hills Corp.	Black Hills Corp.	Black Hills Corp.
Chesapeake Utilities Corp.	Chesapeake Utilities Corp.	[removed due to size]
New Jersey Resources Corp.	New Jersey Resources Corp.	New Jersey Resources Corp.	New Jersey Resources Corp.
	NiSource Inc.	NiSource Inc.	NiSource Inc.
Northwest Natural Gas Co.	Northwest Natural Gas Co.	Northwest Natural Gas Co.	Northwest Natural Gas Co.
		Northwestern Corp.	Northwestern Corp.
ONE Gas, Inc.	ONE Gas, Inc.	ONE Gas, Inc.	ONE Gas, Inc.
Piedmont Natural Gas Co., Inc.	Piedmont Natural Gas Co., Inc.	[acquired October 2016]
South Jersey Industries, Inc.	South Jersey Industries, Inc.	South Jersey Industries, Inc.	South Jersey Industries, Inc.
Southwest Gas Holdings, Inc.	Southwest Gas Holdings, Inc.	Southwest Gas Holdings, Inc.	Southwest Gas Holdings, Inc.
Vectren Corp.	Vectren Corp.	Vectren Corp.	Vectren Corp.
WGL Holdings, Inc.	WGL Holdings, Inc.	WGL Holdings, Inc.	WGL Holdings, Inc.
13 peers at grant	14 peers at grant	13 peers	13 peers
(11 peers as of 9/30/17)	(11 peers as of 9/30/17)	(13 peers as of 9/30/17)

Spire Inc. 2017 Notice of Annual Meeting 33

Components of executive compensation

The table below provides the components and purposes of the Company’s executive compensation.

Base salary
●Fixed portion of annual compensation

●Designed to attract and retain key executive talent and to reward leadership effectiveness

●Based on factors deemed relevant by the Company including:

–job responsibilities and performance in his or her position

–level of experience and expertise in a given area

–role in developing and executing corporate strategy

–current leadership and future potential

–comparison of salaries for similarly situated positions

Annual incentive compensation
●Designed to motivate and reward short-term, annual results tied to corporate, business unit and individual performance objectives

●Annual incentive targets are a percentage of base salary, and awards are paid in cash

●Corporate earnings metric at threshold level of performance or higher is required for any payout

●Varied weightings of corporate, business unit and individual performance metrics, depending on the individual’s role and position within the Company

●Actual payouts of awards may range between 0%-150% of target for our executive officers, based on actual results relative to metrics

Long-term incentive awards
●Long-term incentive awards consist of 25% restricted stock that vest based on time and 75% performance-contingent stock units that deliver an award based on performance

●The time-based restricted stock grants have a three-year cliff vesting period to encourage retention and further tie executive compensation to stock appreciation during that vesting period

●The performance-contingent stock units vest based on performance over a three-year period relative to corporate metrics that reinforce our corporate initiatives: TSR performance relative to our peer group and corporate earnings

Employee health, welfare and retirement plans
●Executive officers generally participate in the same plans as other eligible employees

●Supplemental retirement plan provides non-qualified retirement benefits to highly compensated employees who are adversely affected by limits imposed on total benefits under the retirement plan or who make deferrals under the Company’s deferred income plan; the retirement plans are described in more detail later in this proxy

Severance and other termination benefits
●Executive Severance Plan and Management Continuity Protection Plan provide payments in the event of certain termination events following a change in control and provide security to executives so that they may focus on their work for the Company and its shareholders during a transaction or potential transaction; the Executive Severance Plan also provides for payments upon termination without a change in control

After considering the aspects of each of the components, reviewing the market and peer data and other analyses from the independent compensation consultant, and considering the role, experience and expertise of each executive officer, the Committee determines the appropriate balance among the components of executive compensation in

34 Spire Inc. 2017 Notice of Annual Meeting

the total compensation package. Generally, it determines whether to make certain market adjustments to base salaries and sets target opportunities under the AIP and equity grant levels under the EIP that, when combined, produce TTDC that is consistent with the stated compensation philosophy.

Fiscal year 2017 executive compensation

Base salary

In November 2016, the Committee approved merit increases for fiscal year 2017 in the salaries for the NEOs. The salary for Ms. Sitherwood was increased to $850,000 from $825,000, a 3% increase. The average increase for Messrs. Rasche, Lindsey, Darrell and Geiselhart was 9.1%, which reflected merit as well as market adjustments. The Committee determined that these salary adjustments properly reflected their contributions to the successful business growth while continuing to focus within their functional areas.

Annual Incentive Plan

At the beginning of each fiscal year, the Board reviews and sets key performance metrics for the AIP based on the corporate business and strategic plan for the upcoming year. Actual payments to executives are then based on the fiscal year results of the Company and the business unit, if any, for which the executive performs services, as well as the executive’s individual performance. Individual objectives for each NEO are set at the beginning of the fiscal year and relate to that executive’s functional area of responsibility and are aligned with the corporate strategy.

The following table sets forth the 2017 AIP targets as a percentage of base salary and the weightings of the various metrics for the NEOs:

	Target % of base salary	Corporate	Business unit	Individual
Suzanne Sitherwood	90%	85%	–%	15%
Steven P. Rasche	60	75	–	25
Steven L. Lindsey	60	40	35	25
Mark C. Darrell	50	75	–	25
Michael C. Geiselhart	50	75	–	25

The corporate metric is basic net economic earnings per share for fiscal year 2017. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. In calculating net economic earnings, management also excludes from net income the after-tax costs related to acquisition, divestiture and restructuring activities, if any, when evaluating ongoing performance.

Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. These internal non-GAAP operating metrics

Spire Inc. 2017 Notice of Annual Meeting 35

should not be considered as an alternative to, or more meaningful than, GAAP measures. More information regarding net economic earnings can be found in the Company’s Annual Report on Form 10-K for the year ended

September 30, 2017 in the Earnings section of our Management’s Discussion and Analysis of Financial Condition and Results of Operations. The table below shows the level of performance for the corporate metric.

Corporate metric	Threshold performance	Target performance	High performance	Actual performance	Resulting corporate metric payout percentage
Net Economic Earnings	$3.23	$3.57	$3.80	$3.57	100%

The business unit metric relates to the portion of the business over which an executive has the most control and influence. Mr. Lindsey, as president and chief executive officer of Spire Missouri Inc. (formerly Laclede Gas Company), and chief executive officer of Spire Alabama Inc. (formerly Alabama Gas Corporation), Spire Gulf Inc. (formerly Mobile Gas Service

Corporation), and Spire Mississippi Inc. (formerly Willmut Gas & Oil Company), was assigned the Gas Utility business unit metric of operating income. Business unit operating income for annual incentive purposes removes the impacts related to acquisition, divestiture and restructuring activities and other nonrecurring items.

Business unit metric	Threshold performance	Target performance	High performance	Actual performance	Resulting business unit metric payout percentage
Gas Utility operating income	$292.0 Million	$323.3 Million	$344.0 Million	$323.4 Million	100%

Individual performance measures are generally subjective and relate to the manner in which the executive accomplishes his or her work during the year. This allows for assessment of the executive’s leadership role in furthering the values and culture of the Company as well as its long-term success.

Performance status is reviewed periodically during the year, and the Committee reviews the final evaluation shortly after the end of the fiscal year but awaits the audit results before approving the final payouts. Some discretionary adjustments may be applied where appropriate, and there are instances where objectives may be modified during the year, when warranted.

After evaluating the performance of the Company and the NEOs in fiscal year 2017, the Committee approved annual incentive awards. The awards for the NEOs reflected that the fiscal year was another successful and transformative year for the Company. Performance remains high across our leadership team, as evidenced by their leadership in the Company’s continued execution of its strategy, including the continued integration of Spire EnergySouth Inc. (formerly EnergySouth, Inc.), as well as the many integration projects in full swing after successful acquisitions from previous years.

Ms. Sitherwood has led the executive team to achieve operational excellence with an improved safety record and financial results that met the Company’s budget targets. Her vision has led the launch of the organization’s transformation to Spire as a masterbrand across the states in which we operate that will facilitate a smooth transition as we continue to grow.

36 Spire Inc. 2017 Notice of Annual Meeting

Mr. Rasche’s financial organization continues to deliver shared service excellence through accurate and timely financial reporting, optimization of cash flow, and efficient funding for enterprise growth, capital expenditures and infrastructure upgrades. His direction of the information technology function resulted in our system platform analysis for future services delivery, and the Stage Gate rollout assures continued process improvement and savings across the enterprise. Mr. Rasche’s team continues to develop and champion financial initiatives that improve and maintain Spire’s financial health through an optimization of cash flow, capital expenditures and infrastructure upgrades. Under his leadership, the information technology team has successfully integrated Spire EnergySouth Inc., which resulted in a $400,000 monthly savings; developed My Account, our first enterprise-wide, customer service platform; and established Spire ONE, an initiative designed to unite Spire under one information technology platform.

Mr. Lindsey’s operations team continues to achieve record-breaking performance in infrastructure upgrades. Under his leadership, Spire performed 324 miles of pipeline upgrades in 2017, improved leak response times and damage prevention rates, and reduced the number of leaks across our system. In addition to upgrades, customer experience metrics continue on a positive trend across all utilities. Heading into 2018, Mr. Lindsey and his team are focused on further improving safety records and going beyond regulatory standards to achieve customer service excellence.

Mr. Darrell led the legal team responsible for the successful approval for increases in two infrastructure system replacement surcharge cases and supported our regulatory affairs needs related to rate cases across Missouri. The legal team has been successful in improving and automating the contract approval process, and supporting needs related to Spire STL Pipeline, resulting in cost savings for that project. His leadership is reflected in the continued process improvement within our legal, compliance, security and claims areas.

Mr. Geiselhart’s strategy and corporate development team continues to meet and exceed its growth strategy goals. Spire Marketing grew sales volumes by 30% over last year and expects to hit its earnings target for this year, in addition to expanding its business and asset portfolio. His team was also responsible for the development and oversight of the Spire STL Pipeline project’s significant scope of work. Mr. Geiselhart’s team continues to support Spire’s growth by developing volume and margin models and analyzing them through risk metrics and organizational structure.

As a result of the performance on the various metrics, the NEOs earned the following amounts under the AIP.

	Corporate	Business unit	Individual	Total annual incentive plan payout	Total annual incentive plan payout as % of target
Suzanne Sitherwood	$650,250	$–	$144,750	$795,000	104%
Steven P. Rasche	173,423	–	65,000	238,423	103
Steven L. Lindsey	99,508	87,243	70,000	256,751	103
Mark C. Darrell	136,933	–	53,000	189,933	104
Michael C. Geiselhart	128,582	–	50,000	178,582	104

Spire Inc. 2017 Notice of Annual Meeting 37

Equity Incentive Plan awards

The Committee approves equity grants with approximately 75% of the value of long-term incentives being awarded as performance-contingent stock unit awards (“PCSUs”) and approximately 25% of the value being awarded in time-based restricted shares (“TBRSs”).

Fiscal year 2017 grants for the period 10/1/16 – 9/30/19

On November 9, 2016, the Committee authorized the grants of TBRSs (“2017 TBRSs”) and PCSUs (“2017 PCSUs”) to 23 officers, including all of the NEOs. The grants took place on December 1, 2016. Both the 2017 TBRSs and the 2017 PCSUs are included in the Grants of Plan-Based Awards table in this proxy statement.

The 2017 TBRSs fully vest on the third anniversary of the grant date if the recipient continues employment with the Company through that date.

The 2017 PCSUs consist of stock units that become eligible to vest after the performance period is complete if the Company’s average net economic earnings per share over the performance period exceed the annualized declared dividend per share for the common stock as of the award date (“Dividend Related Earnings”). If there are no Dividend Related Earnings, the units and related dividend equivalents shall be forfeited. If the Company meets the Dividend Related Earnings metric, the actual number of units that vest is determined by the Committee based on the factors described below.

The factors that dictate the vesting levels of the 2017 PCSUs are cumulative basic net economic earnings over fiscal years 2017-2019 and a TSR metric that compares the Company’s TSR performance to its peer group, with these metrics each weighted at 50%. Performance under the average net economic earnings per share metric is measured by calculating the three-year average. In the first year of the performance period, net economic earnings per share were $3.57 on a non-diluted basis. Net economic earnings per share for fiscal years 2018 and 2019 will be added to the 2017 net economic earnings per share amounts for calculating the three-year average net economic earnings per share to determine if performance at any level has been achieved.

These metrics may be achieved at threshold, target or high performance levels, as evaluated by the Committee. The threshold level produces a 50% factor of the target level with respect to the net economic earnings metric, and a 50% factor of the target level with respect to the TSR metric. The high performance level is 200% of the target level for each metric. Dividend equivalents on PCSUs will accrue throughout the performance period and will only be paid to the participants in proportion to the number of shares actually earned at vesting. No interest is paid on the accrued dividends.

The performance targets are considered to be confidential and competitive information, particularly to the extent the performance targets relate to projected Company financial data and strategy, neither of which the Company publicly discloses. The Committee believes that targeted levels of performance for the EIP grants are challenging and will not be achieved all of the time. The Committee also believes, at the time the performance goals were set, that high performance was set at levels that would require exceptional performance that is very difficult to achieve. Fiscal years 2012-2014, 2013-2015, 2014-2016, and 2015-2017 are periods with relatively comparable EIP metrics to the fiscal years’ 2017-2019 performance objectives. The 2012-2014 grants vested at 113% of the target number of shares, the 2013-2015 grants vested at 121% of the target number of shares, the

38 Spire Inc. 2017 Notice of Annual Meeting

2014-2016 grants vested at 119% of the target number of shares, and the 2015-2017 grants vested at 87% of the target number of shares.

With regard to the Committee’s certification of performance, the Committee, which is comprised solely of independent directors, reviews and discusses the calculations of the metrics to verify compliance with the terms of the award agreement, determines the level of performance achieved and the number of shares earned. The Committee then approves a resolution that reflects the Committee’s determinations. The PCSUs will vest only upon the Committee’s certification as to performance.

Prior grants that vested in 2017

On November 19, 2014, the Committee authorized the grant of TBRSs and PCSUs to 24 now-current officers, including all NEOs. The grants were made on December 1, 2014. The TBRSs vested on December 1, 2017.

The PCSUs were granted for the performance period of fiscal years 2015-2017. The vesting of those awards was contingent upon the attainment of three-year net economic earnings per share growth and attainment of three-year TSR compared to the peer group in place at the time of grant. TSR for the Company and peer group was calculated as follows:

Total share value at the end of the performance period	Minus	Average share price immediately prior to the grant
Average share price immediately prior to the grant

Total share value at the end of the performance period is calculated as the average share price for the last quarter of the performance period (7/1/17-9/30/17) plus the value of reinvested dividends. Average share price immediately prior to the grant is calculated using the average share price for the last quarter immediately prior to the grant (7/1/14-9/30/14).

In reviewing the Company’s performance over the period and in accordance with the terms of the EIP, the Committee determined the Company’s performance level at the end of the period by averaging the net economic earnings per share for each of fiscal years 2015, 2016 and 2017. The metrics and actual performance for these PCSUs were as follows, yielding a total vesting of 87% of the target number of shares:

		Threshold	Target	High	Actual
	Weighting	performance	performance	performance	performance
Total shareholder return	50%	25th percentile	50th percentile	100th percentile	37.5th percentile
Payout percentage		50%	100%	200%	75%
Three-year average NEEPS*	50%	$3.18	$3.41	$3.78	$3.40
Payout percentage		50%	100%	200%	99%

*Net economic earnings per share

On November 8, 2017, the Committee certified these performance outcomes, resulting in a total of 34,998 PCSUs vesting (representing 87% of target) for the NEOs. A total of 20,567 TBRSs also vested for the NEOs over the last year. The table below shows the number of PCSUs and TBRSs that vested for each NEO.
Grants that vested December 1, 2017

	PCSUs	TBRSs
Sitherwood	16,432	9,259
Rasche	5,155	3,798
Lindsey	6,185	3,672
Darrell	4,704	2,871
Geiselhart	2,522	967

Spire Inc. 2017 Notice of Annual Meeting 39

Termination and change in control

The Company believes it is important to provide officers the payment of benefits in the event of a termination after a change in control, particularly since it does not enter into employment agreements. In addition to the payments described below, the AIP and EIP benefits payable to the NEOs upon termination with or without a change in control are described in the Executive Compensation Tables.

Executive Severance Plan

Ms. Sitherwood and Mr. Lindsey participate in the Company’s Executive Severance Plan. The Executive Severance Plan provides for a severance benefit if a participant’s employment is terminated by the Company without cause or by the participant for good reason. No payment will be made on account of a participant’s death or disability.

The severance benefit is a lump sum payment equal to the participant’s applicable percentage (200% for Ms. Sitherwood and 100% for Mr. Lindsey) of the participant’s base salary, plus a cash payment equal to the estimated cost of continued medical, dental and vision benefits for a period of 24 months for Ms. Sitherwood and 12 months for Mr. Lindsey.

In the event of a termination following a change in control, the severance benefit is a lump sum payment equal to the participant’s applicable percentage (300% for Ms. Sitherwood and 200% for Mr. Lindsey) of the participant’s base salary and AIP target amount, plus a cash payment equal to the estimated cost of continued medical, dental and vision benefits for a period of 36 months for Ms. Sitherwood and 24 months for Mr. Lindsey.

The plan defines a change in control as (i) one or more persons acquiring 30% or more of the Company’s outstanding shares; (ii) replacement of a majority of the Board by individuals whose nominations were not approved by a majority of the Board; or

(iii) consummation of a reorganization, merger or consolidation that results in the Company’s shareholders no longer owning more than 50% of the voting power of the surviving entity’s outstanding securities.

A participant must sign a Confidentiality, Non-Disparagement, Non-Competition and Non-Solicitation Agreement and must execute a release in order to receive a payment under the plan.

Subsequent to the 2017 fiscal year end, the Executive Severance Plan was amended effective January 1, 2018. See Item 9B in the Company’s Annual Report on Form 10-K for the year ended September 30, 2017.

Management Continuity Protection Plan

The Management Continuity Protection Plan (“MCPP”) was adopted in 1991 and was most recently restated in 2005. A 2011 Management Continuity Protection Plan (“2011 MCPP”) was adopted for officers hired after January 1, 2011. No NEOs are covered by the 2011 MCPP. Effective January 1, 2015, no new participants will enter the MCPP.

Of the NEOs, Messrs. Darrell, Rasche and Geiselhart were covered by the MCPP at fiscal year-end. The MCPP provides for the payment of benefits to officers in certain termination events after a change in control, which is defined as occurring when a person acquires more than 50% of the voting power of securities of the Company or if a person acquires between 30% and 50% of the voting power and the Board determines that a de facto change in control has occurred.

The MCPP provides for a lump-sum payment in an amount equal to the average annual compensation paid to a participant for the five-year period immediately preceding cessation of employment, multiplied by 2.99 for an executive vice president, or 2.00 for the other officers.

40 Spire Inc. 2017 Notice of Annual Meeting

The MCPP does not provide benefit payments to those participants who have reached normal retirement age of 65 and provides no benefits if the officer is terminated for cause. The MCPP limits the amount of the benefit payable to an amount equal to the participant’s average monthly compensation for the five-year period immediately preceding the cessation of employment multiplied by the number of months until the date the participant would reach normal retirement age.

If, after a change in control, a participant in the MCPP is terminated other than for cause, resigns or retires within 54 months in the case of any executive vice president, or within 42 months in the case of all other officers, then the participant is entitled to the lump sum amount described above, provided, however, that the amount is reduced for each month the participant remains employed by the Company starting with the seventh month after the change in control. The amount of the reduction is 1/48 per month for an executive vice president and 1/36 per month for all other officers.

Other Company-provided benefits

The Company believes retirement, health and welfare benefits serve an important role in the total compensation and benefits package offered to employees to assist in attracting and retaining key talent. The Company, through its subsidiaries, Spire Missouri Inc., Spire Alabama Inc., Spire Gulf Inc., and Spire Mississippi Inc., provides both Company-paid and voluntary health and welfare programs. The programs are reviewed periodically pursuant to the Company’s intent to be competitive within the industry in terms of total compensation.

Retirement plans

The Company offers its employees defined contribution 401(k) plans that provide Company matches for all employees, including the NEOs. All of the NEOs participated in the Laclede Gas Company Salary Deferral Savings Plan in 2017.

The NEOs participate in a qualified defined benefit retirement plan sponsored by Spire Missouri Inc. for its employees. For any NEO employed prior to January 1, 2009 (which includes Mr. Darrell and Mr. Geiselhart), benefit payments under this plan are based upon a participant’s “average final compensation” and years of service. Effective January 1, 2009, the Company froze the years of service component of the formula and introduced a new defined benefit retirement formula derived from cash balance pay credits based on a participant’s age. Spire Missouri Inc. also provides NEOs with nonqualified supplemental retirement plan benefits. More details relative to these plans are included in the Pension Benefits and Nonqualified Deferred Compensation sections later in this proxy statement.

Life insurance

The Company provides a life insurance benefit for Ms. Sitherwood in an amount equal to $500,000 while employed by the Company, and the Company provides a life insurance benefit for Messrs. Lindsey, Rasche, Darrell and Geiselhart equal to 200% of base salary, subject to a maximum of $1,500,000 while employed by the Company. Following retirement, the Company provides a life insurance benefit equal to 50% of the employee’s active life insurance benefit, subject to a maximum of $250,000 if under age 70, or 25% of the employee’s active life insurance benefit, subject to a maximum of $125,000, if age 70 or older. The costs for this coverage are included in the All Other Compensation column of the Summary Compensation Table.

Spire Inc. 2017 Notice of Annual Meeting 41

Deferred income plans

Since 1986, the Company has offered its directors, officers and certain key employees the opportunity to defer income under deferred income plans. More details on the plans are provided in the Nonqualified Deferred Compensation section later in this proxy statement.

Perquisites

As a matter of business philosophy, the Company provides limited perquisites or personal benefits to executive officers (including the CEO). These limited perquisites include spousal travel to industry associations that encourage spousal attendance and executive financial and tax planning. When an executive must relocate, perquisites may also include the payment of relocation expenses as well as the associated tax obligations.

Tax implications of the Committee’s compensation decisions

The Committee considers Section 162(m) of the Internal Revenue Code (“Code”) in the design of incentive plans to preserve the corporate tax deductibility of compensation. In some circumstances, however, the Committee recognizes that factors other than tax deductibility should be considered in determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its shareholders. Annually, the Committee reviews all compensation programs and payments, including the tax impact on the Company.

Accounting information

The Company accounts for equity incentive grants under FASB ASC Topic 718. The fair value of restricted stock awards is estimated using the closing price of the Company’s common stock on the grant date or, for those with the total shareholder return modifier, as valued by a Monte Carlo simulation model that assesses probabilities of various outcomes of market conditions. Each year an independent third party runs the Monte Carlo simulation, which is subject to the audit procedures of the Company’s independent registered public accounting firm. During fiscal year 2017, the Company did not make any modifications to equity grants that resulted in a re-measurement of expense under the accounting rules.

Compensation committee report

Actions taken

The Committee’s review of the Company’s executive pay practices has continued to improve the pay-for-performance integrity, align the interests of officers and shareholders, and strengthen our governance commitment. We:

1.	Undertook a detailed review and revision of the Company’s pay philosophy.

2.

Analyzed the fiscal year 2017 industry peer group to confirm appropriateness of the group. This industry peer group will be used for determining the relative TSR component of PCSUs and provide supporting information regarding pay levels and programs at companies competing in our industry.

42 Spire Inc. 2017 Notice of Annual Meeting

3.	Reviewed the continued appropriateness of the Company’s annual and long-term performance metrics and concluded such metrics were relevant and market/ industry appropriate.

4.	Continued to utilize the Willis Towers Watson Energy Services Executive Compensation Survey to provide the primary market references to assist the Committee in making its compensation decisions.
5.	Continued the practice of awarding annual grants to executives from the Equity Incentive Plan based on fixed value for each position, with validation of the grant levels from competitive market data.

6.	Approved updates to Spire’s Executive Severance Plan, including expanding the eligible executive participant population.

7.	Reviewed and discussed executive individual talent profiles used in succession planning and individual development activities.

8.	Implemented metrics to track and review compensation expenditures.

In summary

The Committee has reviewed and discussed with Company management the CD&A section included in this proxy statement. Based on this review and discussion, the Committee recommended to the Board (and the Board has approved) that this CD&A be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

Compensation committee

Edward L. Glotzbach, chairman
Mark A. Borer
Mary Ann Van Lokeren
John P. Stupp Jr.

Spire Inc. 2017 Notice of Annual Meeting 43

Executive compensation tables

Summary compensation table

The table that follows presents information about compensation for the Company’s NEOs for the last three completed fiscal years.

Salary – Salary includes amounts earned in the most recent fiscal year. In fiscal year 2017, the Committee approved adjustments to salaries of officers at its November 2016 meeting after the appointment of officers. The amounts in this column also include any amounts of salary that the NEO may have deferred under the Laclede Gas Company Salary Deferral Savings Plan and the deferred income plan. Salary deferred under the deferred income plan also appears in the Executive Contributions in Last FY column of the Nonqualified Deferred Compensation table later in this proxy statement.

Bonus – The amounts in this column represent sign-on or discretionary bonuses. Amounts under the Company’s AIP are reported in the Non-Equity Incentive Plan Compensation column.

Stock awards – The amounts in this column represent the aggregate grant date fair value calculated using the provisions of FASB ASC Topic 718. For those shares subject to performance-based conditions, the value reflects the probable outcome as of the grant date.

Non-equity incentive plan compensation – This column includes incentive payments earned by the NEOs under the AIP. Further details relative to the Plan are in the CD&A.

Change in pension value and nonqualified deferred compensation earnings – This column includes the aggregate change in the actuarial present value of the NEOs’ accumulated benefits under the Spire Missouri Employees’ Retirement Plan and the supplemental retirement plans, as well as the above-market or preferential earnings in fiscal year 2017 on deferrals in the deferred income plan.

44 Spire Inc. 2017 Notice of Annual Meeting

Summary Compensation Table

Name	Year	Salary	Bonus (1)	Stock awards (2)	Non-equity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings (3)		All other compensation (4)	Total
Suzanne	2017	$846,635	–	$1,566,544	$795,000	$205,208		$147,186	$3,560,573
Sitherwood	2016	820,673	–	1,548,808	830,000	170,628		123,094	3,493,203
President & CEO	2015	738,269	297,914	1,158,348	702,086	160,886	(5)	84,268	3,141,771
Steven P. Rasche	2017	379,962	–	455,833	238,423	77,276		59,648	1,211,142
Executive	2016	359,154	–	496,991	246,975	69,355		43,201	1,215,676
Vice President,	2015	336,585	100,000	408,614	220,348	61,847	(5)	26,220	1,153,614
Chief Financial Officer
Steven L. Lindsey	2017	415,288	–	551,173	256,751	61,107		76,818	1,361,137
Executive	2016	382,981	–	560,960	262,379	61,399		74,224	1,341,943
Vice President,	2015	346,523	100,000	445,499	222,172	44,356	(5)	38,702	1,197,252
Chief Operating
Officer of Distribution
Operations
Mark C. Darrell	2017	358,327	–	389,095	189,933	122,452		66,603	1,126,410
Senior Vice President,	2016	355,596	–	427,477	203,459	145,091		59,499	1,191,122
General Counsel and	2015	337,216	80,000	342,768	177,765	91,326	(5)	43,810	1,072,885
Chief Compliance
Officer
Michael C.	2017	343,846	–	285,436	178,582	94,610		29,700	932,174
Geiselhart
Senior Vice President,
Strategy and Corporate
Development

(1)

The Committee approved special discretionary cash payments to the NEOs for fiscal year 2015 to recognize contributions and accomplishments of the NEOs that increased shareholder value and strengthened the Company’s strategic direction.

(2)

See the Stock-Based Compensation footnote of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 for discussions regarding the manner in which the fair value of these awards are calculated, including assumptions used. Further information regarding the 2017 awards is included in the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables elsewhere in this proxy statement. The maximum financial impact for the 2017 stock awards for the NEOs is as follows:

Sitherwood	$2,187,724
Rasche	636,643
Lindsey	769,783
Darrell	543,445
Geiselhart	398,521

Spire Inc. 2017 Notice of Annual Meeting 45

(3)

The amounts shown below in the Above-Market Interest column are also included in the amounts in the Aggregate Earnings in Last FY column of the Nonqualified Deferred Compensation table for the deferred income plans.

	Increase in pension value	Above-market interest	Total
Sitherwood	$172,816	$32,392	$205,208
Rasche	66,118	11,158	77,276
Lindsey	60,174	933	61,107
Darrell	111,694	10,758	122,452
Geiselhart	74,531	20,079	94,610

(4)	The table below provides details on the amounts included in this column:

	401(k) match	Perquisites	Dividend equivalents	Other	Total
Sitherwood	$13,500	$17,076	$116,610	$–	$147,186
Rasche	14,625	12,769	32,254	–	59,648
Lindsey	16,875	7,846	52,097	–	76,818
Darrell	15,258	14,132	37,213	–	66,603
Geiselhart	12,837	3,630	13,233	–	29,700

Perquisites include life insurance premiums, spousal travel and executive financial planning.

(5)

Account balances under the Spire Deferred Income Plan were reviewed and re-calculated in 2015-2016. Due to these calculations, it was determined that the amounts of above-market interest previously disclosed for 2015 were less than the actual amounts credited. The increase in 2015 above-market interest is included in the Change in Pension Value And Nonqualified Deferred Compensation Earnings column amounts. The 2015 increases in the respective amounts are $2,355 for Ms. Sitherwood, $1,028 for Mr. Rasche, $121 for Mr. Lindsey, and $1,074 for Mr. Darrell. These changes are also included in the Total Compensation column for 2015.

Grants of plan-based awards

The plans under which grants in the table below were made are generally described in the CD&A in the AIP and EIP sections.

Under the AIP, performance metrics and potential targets for awards are typically approved in November, with the determinations of earned award amounts made in the following November, based upon corporate, business unit, if applicable, and individual performance in the most recently completed fiscal year.

Equity awards are generally considered for grant in November each year, with the grant date occurring approximately one week after the November Committee meeting. Under the EIP, the Committee may grant performance-based awards, stock appreciation rights, stock options, restricted stock shares or restricted stock units.

46 Spire Inc. 2017 Notice of Annual Meeting

			Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)
	Grant date	Action date				(In shares)			All other stock awards (3)	Grant date fair value (4)
Name			Threshold	Target	Maximum	Threshold	Target	Maximum
Sitherwood	11/09/16	11/09/16	$382,500	$765,000	$1,147,500
	12/01/16	11/09/16				9,860	19,720	39,440	6,570	$1,566,544
Rasche	11/09/16	11/09/16	117,000	234,000	351,000
	12/01/16	11/09/16				2,870	5,740	11,480	1,910	455,833
Lindsey	11/09/16	11/09/16	126,000	252,000	378,000
	12/01/16	11/09/16				3,470	6,940	13,880	2,310	551,173
Darrell	11/09/16	11/09/16	91,750	183,500	275,250
	12/01/16	11/09/16				2,450	4,900	9,800	1,630	389,095
Geiselhart	11/09/16	11/09/16	87,500	175,000	262,500
	12/01/16	11/09/16				1,795	3,590	7,180	1,200	285,436

(1)

These columns show the range of payouts for performance in fiscal year 2017. The amounts paid in fiscal year 2018 but earned based upon performance in fiscal year 2017 are included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and are based on the metrics described in the CD&A.

(2)	These columns show the range of payouts for the PCSU awards granted in fiscal year 2017.

(3)

This column shows the number of shares of TBRS granted in fiscal year 2017 as to which the restrictions will lapse on December 1, 2019. Details of each grant are listed in the Outstanding Equity Grants Table.

(4)

This column provides the grant date fair value using the provisions of FASB ASC Topic 718, exclusive of the estimate of forfeitures. For those shares in the Estimated Future Payouts Under Equity Incentive Plan Awards columns, the value reflects the probable outcome on the grant date and is the same as the amount included for such shares in the Stock Awards column for 2017 in the Summary Compensation Table.

In December 2016, EIP awards were made to Ms. Sitherwood and Messrs. Rasche, Lindsey, Darrell and Geiselhart. These awards included PCSUs that vest upon the attainment of multi-year performance objectives. Under the terms of the awards, these units may vest if certain corporate performance metrics for the 2017-2019 fiscal year performance period are met or exceeded. The performance criteria for the units granted in fiscal year 2017 are the cumulative three-year average net economic earnings per share over fiscal years 2017-2019 metric and the relative total shareholder return metric, which are weighted at 50% each. If the performance criteria are not satisfied for the fiscal years 2017-2019 performance period, the awards will be forfeited. At the conclusion of the performance period, payouts can range from 0% to 200% of target for each component. After vesting, executives are expected to retain 75% of vested shares until their stock ownership requirements are met. In the event of a change in control, vesting may accelerate at the target level on a pro rata basis if the awards have not already been forfeited and the successor does not assume the award or provide a comparable award, provided that the assumed or replacement award must provide that the vesting will be accelerated if the participant is terminated without cause within 24 months of the change in control. If a participant leaves the Company due to death, disability or retirement, the participant’s award may vest on a pro rata basis if the performance metrics are met. Dividend equivalents on PCSUs are accrued throughout the performance period and paid to the participant in proportion to the amount of shares actually earned at vesting. No interest is paid on the accrued dividends. More details on these awards are included in the “Equity Incentive Plan Award” section of the CD&A.

Spire Inc. 2017 Notice of Annual Meeting 47

Outstanding Equity Awards at Fiscal Year End

Name	Stock award grant date	No. of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested (1)	Stock award vesting date	Equity incentive plan awards: no. of unearned shares, units or other rights that have not vested (2)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
Sitherwood	12/1/14	6,296	469,996	12/1/17	18,887	1,409,915
	12/1/14	2,963	221,188	12/1/17
	12/1/15	6,290	469,549	12/1/18	18,890	1,410,139
	12/1/16	6,570	490,451	12/1/19	19,270	1,472,098
Rasche	12/1/14	1,975	147,434	12/1/17	5,925	442,301
	12/1/14	1,823	136,087	12/1/17
	12/1/15	2,020	150,793	12/1/18	6,060	452,379
	12/1/16	1,910	142,582	12/1/19	5,740	428,491
Lindsey	12/1/14	2,370	176,921	12/1/17	7,110	530,762
	12/1/14	1,302	97,194	12/1/17
	12/1/15	2,280	170,202	12/1/18	6,840	510,606
	12/1/16	2,310	172,442	12/1/19	6,940	518,071
Darrell	12/1/14	1,802	134,519	12/1/17	5,407	403,633
	12/1/14	1,069	79,801	12/1/17
	12/1/15	1,740	129,891	12/1/18	5,210	388,927
	12/1/16	1,630	121,680	12/1/19	4,900	365,785
Geiselhart	12/1/14	693	51,572	12/1/17	2,078	155,123
	2/4/15	274	20,454	12/1/17	822	61,362
	12/1/15	960	71,664	12/1/18	2,870	214,246
	12/1/16	1,200	89,580	12/1/19	3,590	267,994

(1)	The dollar amounts in this column reflect the value calculated at $74.65 per share, the closing price of the Company stock on September 29, 2017, the last trading day of our fiscal year.

48 Spire Inc. 2017 Notice of Annual Meeting

(2)	Vesting dates, performance periods and levels of awards, assuming performance metrics are met, are provided below:

Grant date	Performance period	Vesting date	Name	Threshold	Target	Maximum
12/1/14	10/1/14- 9/30/17	12/1/17	Sitherwood	9,444	18,887	37,774
			Rasche	2,963	5,925	11,850
			Lindsey	3,555	7,110	14,220
			Darrell	2,704	5,407	10,814
			Geiselhart	1,450	2,900	5,800
12/1/15	10/1/15- 9/30/18	12/1/18	Sitherwood	10,390	18,890	37,780
			Rasche	3,333	6,060	12,120
			Lindsey	3,762	6,840	13,680
			Darrell	2,866	5,210	10,420
			Geiselhart	1,579	2,870	5,740
12/1/16	10/1/16- 9/30/19	12/1/19	Sitherwood	9,860	19,720	39,440
			Rasche	2,870	5,740	11,480
			Lindsey	3,470	6,940	13,880
			Darrell	2,450	4,900	9,800
			Geiselhart	1,795	3,590	7,180

Option Exercises and Stock Vested in Fiscal 2017 Table

None of the NEOs had any stock options to exercise in fiscal year 2017, so those columns do not appear in the table below. The value column reflects the shares acquired on vesting multiplied by the closing price on the vesting date.

Name	No. of shares acquired on vesting	Value realized on vesting
Sitherwood	26,848	$1,706,190
Rasche	7,426	471,922
Lindsey	11,995	762,282
Darrell	8,568	544,496
Geiselhart	3,130	198,912

Pension plan compensation

The NEOs participate in the Spire Missouri Employees’ Retirement Plan, a tax-qualified defined benefit plan sponsored by Spire Missouri Inc. Effective January 1, 2009, Spire Missouri Inc. amended its plan to change the way benefits are calculated. Prior to that date, the Plan provided benefits based on a final pay formula that used a participant’s years of credited service and average final compensation. The average final compensation is the highest consecutive three-year average of the final 10 years of employment. Participants’ years of credited service under the plan were frozen as of December 31, 2008; however, the average final pay was not frozen and will continue to be based on the highest three-year average in the final 10 years of employment. Benefits under the plan formula in effect prior to January 1, 2009 are referred to as “grandfathered benefits.” With respect to annual incentive compensation paid on or after January 1, 2013, average final compensation

Spire Inc. 2017 Notice of Annual Meeting 49

will exclude such incentive compensation for purposes of the grandfathered benefit. Of the NEOs, only Mr. Darrell and Mr. Geiselhart have grandfathered benefits.

While normal retirement age under the plan is age 65, participants may retire at age 60 with 10 or more years of service without reduction of the grandfathered benefit for early retirement. Retirement at age 60 is assumed in calculating the grandfathered benefits for Mr. Darrell and Mr. Geiselhart.

On and after January 1, 2009, the plan uses a cash balance formula that provides: (i) a cash balance credit between 4-10% of compensation (base salary and annual incentive compensation) depending on the participant’s age, and (ii) interest credits using a rate equal to an average of corporate bond rates published by the Internal Revenue Service. Benefits under the plan formula in effect on and after January 1, 2009 are referred to as “current benefits.” The cash balance credit and interest credit are applied as of December 31 of each year, on an average monthly basis, with interest compounded monthly. During fiscal year 2017, cash balance credits were as follows:

Sitherwood	9%
Rasche	9
Lindsey	8
Darrell	10
Geiselhart	9

The early retirement amount of the current benefits will be the amount credited in the participant’s cash balance account in the case of a lump sum payment. If an annuity is taken at early retirement, the benefit will be the actuarial equivalent of the lump sum amount.

The Code generally places a limit on the amount of the annual pension that can be paid from a tax-qualified plan as well as on the amount of annual earnings that can be used to calculate a pension benefit. Since 1977, Spire Missouri Inc. has maintained a Supplemental Retirement Benefit Plan, a nonqualified plan that covers benefits that accrued through December 31, 2004 and that pays eligible employees the difference between the amount payable under the tax-qualified plan and the amount they would have received without the limits on the qualified plan or without any deferred income plan contributions. Spire Missouri Inc. adopted the Supplemental Retirement Benefit Plan II to comply with Code Section 409A, which covers benefits accrued from January 1, 2005 through December 31, 2008. It also adopted the Cash Balance Supplemental Retirement Benefit Plan to provide similar supplemental benefits for those that accrue on and after January 1, 2009 under the new pension plan formula.

Please note the following relating to the benefits shown in the table below:

●	the Supplemental Retirement Benefit Plans are unfunded and subject to forfeiture in the event of bankruptcy;

●	the years of credited service in the table are the same as the executives’ years of actual service as of December 31, 2008, when years of service were frozen for all participants;

●

the compensation used to determine current and grandfathered benefits under the Plans include the amounts in the Salary column and, for periods prior to January 1, 2013, the amount attributable to payments under the AIP in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table; and

●	executives at the Company are subject to mandatory retirement at age 65 unless the Board of Directors asks them to continue working past that age.

50 Spire Inc. 2017 Notice of Annual Meeting

The pension benefits in the table below were calculated using:

●	the September 30, 2017 measurement date;

●	the same assumptions as described in Note 2, Pension Plans and Other Postretirement Benefits, of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017, except retirement at the greater of 60 or the executive’s actual age as noted above was used for the grandfathered benefit and, as required, neither an income growth assumption nor any forfeiture assumption was used;

●	for the grandfathered benefit, the greater of:

–	years of service, multiplied by the sum of 1.7% of Social Security covered compensation (a 35-year average of
Social Security maximum basis) plus 2.0% of the highest average normal compensation during a 36-month period in the 10 years prior to the measurement date in excess of Social Security covered compensation; and

–	the highest average normal compensation during a 36-month period in the 10 years prior to the measurement date, multiplied by (i) years of service, and (ii) the benefit factor of 2.1%, less the executive’s estimated Social Security benefit multiplied by 1.25% for each year of service up to a maximum of 40 years.

●	the assumption of a 90% probability that the participant elects a lump sum equivalent of the monthly annuity amount described above.

Pension Benefits Table

Name	Plan name	No. of years credited service (1)	Present value of accumulated benefit	Payments during last year
Sitherwood	Laclede Gas Company Employees’ Retirement Plan	–	$160,110	$–
	Supplemental Retirement Benefit Plans	–	645,169	–
Rasche	Laclede Gas Company Employees’ Retirement Plan	–	208,109	–
	Supplemental Retirement Benefit Plans	–	139,942	–
Lindsey	Laclede Gas Company Employees’ Retirement Plan	–	120,339	–
	Supplemental Retirement Benefit Plans	–	140,578	–
Darrell	Laclede Gas Company Employees’ Retirement Plan	4.67	648,431	–
	Supplement Retirement Benefit Plans	4.67	385,354	–
Geiselhart	Laclede Gas Company Employees’ Retirement Plan	2.33	396,890	–
	Supplemental Retirement Benefit Plans	2.33	124,828	–

(1)	As noted above, years of credited service were frozen as of December 31, 2008.

Spire Inc. 2017 Notice of Annual Meeting 51

Nonqualified deferred compensation

Executives are eligible to participate in the deferred compensation plans offered by the Company.

Spire Inc. Deferred Income Plan

The Spire Inc. Deferred Income Plan (formerly known as The Laclede Group Deferred Income Plan) covers participant deferrals made on and after January 1, 2005 and is intended to comply with Code Section 409A.

Executive deferrals

Effective January 1, 2015, the Deferred Income Plan allows participants, including the NEOs, to defer up to 50% of annual salary, and up to 90% of Annual Incentive Plan compensation.

Prior to 2015, participants could defer up to 15% of annual salary.

Plan investments

Effective January 1, 2016, the Deferred Income Plan provides participant investment options that mirror returns in certain 401(k) plan investment funds and Company stock. Participants may also elect an annual fixed interest rate based on Moody’s Corporate Bond Rate not to exceed 120% of the Applicable Federal Rate.

Deferrals made prior to 2016 earn investment income equal to the greater of:

●	the Moody’s Corporate Bond Rate, plus an interest credit ranging from 1% to 3% depending on the age of the participant at the start of the specific plan year, or

●	a guaranteed interest rate based on the age of the participant at the start of the specific plan year.

Plan benefits

The Deferred Income Plan provides:

●	death and disability benefits payable in a lump sum

●	a lump sum payment if the participant is terminated within two years of a change in control.

For participant deferrals made after calendar 2015, the disability and change in control termination benefits are equal to the deferred account balance at the date of disability or termination.

For participant deferrals made after calendar year 2015, the death benefits are equal to the deferred account balance plus executive contributions projected from the date of death to the end of the plan year in which death occurred.

For participant deferrals made prior to calendar year 2016, the disability deferred account balance is credited with investment income through the end of the plan year in which disability occurs.

The benefits payable for participant deferrals prior to calendar year 2016 upon death, disability and change in control termination are equal to the greater of:

●	the present value of the deferred account balance projected through age 65, or

●	the deferred account balance accumulated through the respective termination date.

The Deferred Income Plan provides retirement benefits payable in annual installments over a 15-year period based on the deferred account balance as of the date of retirement.

In the event of any other termination of employment prior to age 55, the executive will receive the deferred account balance, reduced by any additional interest credits, payable in a lump sum.

Subsequent to the 2017 fiscal year end, the Deferred Income Plan was amended effective January 1, 2018. See Item 9B in the Company’s Annual Report on Form 10-K for the year ended September 30, 2017.

52 Spire Inc. 2017 Notice of Annual Meeting

Laclede Gas Company Deferred Income Plan II

The Laclede Gas Company Deferred Income Plan II (“Deferred Income Plan II”) covers participant deferrals prior to January 1, 2005.

The Deferred Income Plan II provides similar benefits to the Deferred Income Plan with the following exceptions:

●	death and disability benefits are payable in 15-year annual installments

●	retirement benefits are payable in 15 annual installments and continue for the participant’s lifetime following retirement at age 65 or later.

The amounts in the table below include contributions by the executive and investment earnings under both deferred compensation plans.

Nonqualified Deferred Compensation Table

Name		Executive contributions in last FY (1)	Company contributions in last FY	Aggregate earnings in last FY (2)	Aggregate withdrawals/ distributions	Aggregate balance at last FYE
Sitherwood	Deferred Income Plan	$334,135	–	$95,083	–	$1,253,416
Rasche	Deferred Income Plan	182,210	–	32,590	–	535,645
Lindsey	Deferred Income Plan	11,539	–	3,262	–	49,737
Darrell	Deferred Income Plans	32,692	–	19,182	–	268,525
Geiselhart	Deferred Income Plan	179,240	–	55,038	–	735,483

(1)	The amounts in this column are also included in the Salary column of the Summary Compensation Table.

(2)	The amounts attributable to above-market interest on nonqualified deferred compensation in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column in the Summary Compensation Table and identified in footnote 3 to that table are also included in this column.

Potential payments upon termination or change in control

This section describes the potential payments and benefits to which the NEOs would have been entitled upon termination of employment, including termination of employment following a change in control, as if such termination had occurred on the last trading day of our fiscal year – September 29, 2017 – using the New York Stock Exchange closing price of $74.65 per share of the Company’s stock on that date. The discussion does not include payments and benefits to the extent they are generally provided on a non-discriminatory basis to salaried employees upon termination of employment. The following table sets forth the potential payments to the NEOs upon the termination of their employment with the Company, including a termination of employment following a change in control. The table does not include retirement plan benefits payable to the executives shown in the Pension Benefits Table.

Spire Inc. 2017 Notice of Annual Meeting 53

	Cash severance (1)	Annual incentive plan payment (2)	Equity grants (3)	Deferred income plan (4)	Health benefits (5)	Reduction due to 280G (6)		Total payment
Suzanne Sitherwood
Voluntary termination	$–	$765,000	$2,765,867	$1,254,366	$–	$–		$4,785,233
Retirement	–	765,000	2,765,867	1,254,366	–	–		4,785,233
Disability	–	765,000	3,841,834	1,345,742	–	–		5,952,576
Death	–	765,000	3,841,834	1,360,565	–	–		5,967,399
Involuntary termination	1,700,000	765,000	2,765,867	1,254,366	14,299	–		6,499,532
Change-in-control	4,845,000	765,000	4,417,051	1,331,142	21,449	–	(7)	11,379,642
Steven P. Rasche
Voluntary termination	–	234,000	864,607	535,863	–	–		1,634,470
Retirement	–	234,000	864,607	535,863	–	–		1,634,470
Disability	–	234,000	1,264,134	564,894	–	–		2,063,028
Death	–	234,000	1,264,134	582,399	–	–		2,080,533
Involuntary termination	–	234,000	864,607	535,863	–	–		1,634,470
Change-in-control	1,941,278	234,000	1,441,503	559,899	–	(828,440)	(8)	3,348,240
Steven L. Lindsey
Voluntary termination	–	252,000	–	49,075	–	–		301,075
Retirement	–	252,000	–	49,075	–	–		301,075
Disability	–	252,000	1,368,020	51,620	–	–		1,671,640
Death	–	252,000	1,368,020	53,948	–	–		1,673,968
Involuntary termination	420,000	252,000	–	49,075	20,897	–		741,972
Change-in-control	1,344,000	252,000	1,634,618	51,179	41,794	–	(7)	3,323,591
Mark C. Darrell
Voluntary termination	–	183,500	766,407	268,590	–	–		1,218,497
Retirement	–	183,500	766,407	268,590	–	–		1,218,497
Disability	–	183,500	1,081,998	291,542	–	–		1,557,040
Death	–	183,500	1,081,998	295,108	–	–		1,560,606
Involuntary termination	–	183,500	766,407	268,590	–	–		1,218,497
Change-in-control	1,790,319	183,500	1,232,298	287,031	–	–	(8)	3,493,148
Michael C. Geiselhart
Voluntary termination	–	175,000	431,189	736,240	–	–		1,342,429
Retirement	–	175,000	431,189	736,240	–	–		1,342,429
Disability	–	175,000	571,185	792,567	–	–		1,538,752
Death	–	175,000	571,185	807,509	–	–		1,553,694
Involuntary termination	–	175,000	431,189	736,240	–	–		1,342,429
Change-in-control	991,788	175,000	664,619	783,509	–	–	(8)	2,614,915

(1)	Ms. Sitherwood and Mr. Lindsey are participants in the Executive Severance Plan, which provides for a cash payment in the event of either involuntary termination or termination within 24 months after a change in control. In the event of involuntary termination, Ms. Sitherwood’s cash payment would be based on a multiple of two times annual base salary. Mr. Lindsey’s cash payment would be based on a multiple of one times annual base salary. In the event of termination following a change in control, Ms. Sitherwood’s cash payment would be based on a multiple of three times annual base salary and target AIP. Mr. Lindsey’s cash payment would be based on a multiple of two times annual base salary and target AIP.

Messrs. Rasche, Darrell and Geiselhart are covered by the Management Continuity Protection Plan (MCPP). The potential payments to these officers are limited to termination within 54 months for Mr. Rasche and 42 months for Mr. Darrell and Mr. Geiselhart after a change in control. This cash payment for Mr. Rasche is equal to 2.99 times average annual W-2 compensation over the previous five years of employment, and this cash payment for Mr. Darrell and Mr. Geiselhart is equal to 2.0 times average annual W-2 compensation over the previous five years of employment.

(2)	Upon a change in control, any awards under the AIP are deemed earned at a prorated target based on the number of completed days in the fiscal year prior to the change in control. This payment takes place whether or not a termination occurs. The AIP’s definition of change in control mirrors the definition in the Executive Severance Plan.

If a participant’s employment ceases due to termination without cause or by death, disability or retirement, the participant is eligible to earn a prorated award based upon Company performance and the participant’s achievement of individual metrics.

(3)	Participants, including the NEOs, have outstanding PCSUs and TBRSs under the EIP. The EIP uses the same definition of change in control that is used in the AIP and the Executive Severance Plan. As Mr. Lindsey is not retirement-eligible, there is no accelerated vesting of any PCSUs or TBRSs for him.

Performance-Contingent Stock Units. These awards generally provide for vesting of stock units on the third anniversary of the grant date that falls after the end of the performance period, to the extent that the Committee determines and certifies that the performance criteria has been met or exceeded. A participant forfeits all non-vested awards upon the participant’s termination of employment for cause.

54 Spire Inc. 2017 Notice of Annual Meeting

If during the performance period a participant dies or leaves the Company due to retirement or disability, the participant remains eligible to earn a prorated award based on the number of full months as a participant during the performance period, as the Committee may determine, if the performance contingency is satisfied.

In the event of a change in control, the outstanding awards granted shall be deemed earned and vested at a prorated target, based on the number of months completed in the performance period at the time of the change in control, if the award is not assumed or replaced with a comparable award by the successor or surviving entity. Dividend equivalents on PCSUs are accrued throughout the performance period and paid to the participant in proportion to the amount of shares actually earned at vesting, up to the amount of dividends that would have been paid on the target number of shares. In the event of a change in control, accrued dividend equivalents would be paid on the same prorated basis as mentioned above. Prorated amounts would be payable in the event of a participant’s death, retirement or termination of employment due to disability if the target level of performance is achieved. As a result of being retirement-eligible at the time of any voluntary termination, PCSU grants would vest on a pro-rata basis for the following individuals, at a value of:

Sitherwood	$2,765,867	*
Rasche	864,607	*
Darrell	766,407	*
Geiselhart	431,189	*

* These amounts are included in the Equity Grants column.

Time-Based Restricted Stock. These shares generally provide for vesting on the third anniversary of the grant date. A participant forfeits all non-vested shares upon the participant’s termination of employment for any reason prior to vesting, other than as a result of a change in control or mandatory retirement requirements.

If a participant’s employment is terminated by the Company without cause within two years following a change in control, the shares become vested on the earlier of the vesting date or the date of the change in control. If a participant’s employment is terminated due to mandatory retirement requirements, the shares become vested based on the number of full months from the award date to the participant’s retirement.

(4)	Under the terms of the deferred income plans, if a participant’s employment is terminated within two years of a change in control, the participant will receive a lump sum payment equal to the greater of (i) the present value of the account balance projected through age 65 using a guaranteed minimum rate of return, or (ii) the actual account balance accumulated through the termination date. However, for deferrals made on and after January 1, 2015, the lump sum payment would be equal to the participant’s account balance plus the present value of earnings credits that would have been made or earned on such account balance through age 65.

Upon retirement, the participant will receive the participant’s account balance in 15 installments unless the participant elected a lump sum for deferrals made on and after January 1, 2005.

In the event of death or disability, a participant or the participant’s beneficiary will receive the participant’s account balance plus the projected earnings that would have been payable if the participant had retired at age 65.

Upon any other termination of employment, the participant will receive all deferred amounts plus the earnings credits applicable to each plan year.

The amounts reflected in this table are the amounts that each executive would receive if the executive terminated on September 30, 2017. The account balance as of the end of fiscal year 2017 is reflected in the Nonqualified Deferred Compensation Table above.

(5)	The Executive Severance Plan provides that the Company will provide a cash payment equal to a certain number of months of continued medical, dental and vision coverage. In the event of involuntary termination, Ms. Sitherwood would receive a cash payment equal to 24 months of continued medical, dental and vision benefits, and Mr. Lindsey would receive a cash payment equal to 12 months of continued medical, dental and vision benefits. In the event of termination following a change in control, Ms. Sitherwood would receive a cash payment equal to 36 months of continued medical, dental and vision benefits, and Mr. Lindsey would receive a cash payment equal to 24 months of continued medical, dental and vision benefits. The table reflects these cash payments under the Health Benefits column. However, no actual health and welfare benefits are provided upon termination. The MCPP, which governs the severance arrangements for Messrs. Rasche, Darrell, and Geiselhart, does not provide for Company-paid health benefits or any cash equivalent upon termination.

(6)	Code Section 280G provides guidelines that govern payments triggered by a change in control, known as “parachute payments.” If such payments exceed 2.99 times the annual average compensation for certain individuals, the payments may trigger adverse tax consequences and excise taxes. The Company does not provide any gross-up payments for such adverse tax consequences or excise taxes under any of the arrangements.

Spire Inc. 2017 Notice of Annual Meeting 55

(7)	The Executive Severance Plan provides for a “best of net” calculation whereby the reduction in the severance calculation is determined to be the better of a reduction of the calculated amount to the amount permissible under Code Section 280G or the cost to the executive of paying the 20% excise tax on the calculated severance payment. Based on the exemption under Code Section 280G for severance pay that is tied to a non-competition agreement, Ms. Sitherwood’s severance payment would not exceed the limits under Code Section 280G. Mr. Lindsey’s severance payment would not exceed the limits under Code Section 280G.

(8)	The MCPP provides for the reduction of the calculated severance value to the amount permissible under Code Section 280G. This amount represents the amount by which the severance payment to Mr. Rasche would be reduced. No reduction is required for Mr. Darrell or Mr. Geiselhart.

56 Spire Inc. 2017 Notice of Annual Meeting

Other matters

Requirements for submission of proxy proposals, nomination of directors and other business

Under the rules of the SEC, shareholder proposals intended to be included in the proxy statement for the annual meeting of shareholders in January 2019 must be received by the corporate secretary of Spire Inc. at its primary office at the address set forth on page 21 of this proxy statement by August 15, 2018.

Also, the procedures to be used by shareholders to recommend nominees to the corporate governance committee are outlined on page 21 of this proxy statement. If a shareholder seeks to nominate a person or make a shareholder proposal from the floor of the annual meeting in January 2019, notice must be received by the corporate secretary at the Company’s principal executive offices no later than October 27, 2018 and not before September 27, 2018 (not less than 90 days nor more than 120 days, respectively, prior to January 25, 2019). Also, such proposal must be, under law, an appropriate subject for shareholder action to be brought before the meeting.

The chairman of the board may refuse to allow the transaction of any business or to acknowledge the nomination of any person not made in compliance with the procedures set forth in the Company’s bylaws.

Proxy solicitation

We will pay the expense of soliciting proxies. Proxies may be solicited on our behalf by officers or employees in person or by email, telephone, fax or special letter. We have hired Morrow Sodali LLC, 470 West Avenue,

Stamford, CT 06902, to assist us in the solicitation of proxies for a fee of $7,500, plus reimbursement of out-of-pocket expenses for those services.

Spire Inc. 2017 Notice of Annual Meeting 57

SPIRE INC.
C/O COMPUTERSHARE TRUST, N.A.
P.O. BOX 30170
COLLEGE STATION, TX 77842
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
THANK YOU FOR YOUR VOTE

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E34474-P99358	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
SPIRE INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR Proposals 1, 2 and 3.
1.	Election of Directors:	☐	☐	☐
Nominees:
01) Mark A. Borer
02) Maria V. Fogarty

		For	Against	Abstain
2.	Advisory nonbinding approval of resolution to approve compensation of our named executive officers.	☐	☐	☐

		For	Against	Abstain

3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accountant for the 2018 fiscal year.	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)	☐

Please date and sign exactly as your name, or names, appears. If shares are held by joint tenants, both must sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, please sign full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of Shareholders
January 25, 2018
10:00 a.m.
700 Market Street, St. Louis, Missouri 63101

This year’s meeting agenda:

1.	To elect two members of the Board of Directors each to serve for a three-year term.

2.	Advisory nonbinding approval of resolution to approve compensation of our named executive officers.

3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accountant for the 2018 fiscal year.

To attend the meeting, check in with our representatives at the meeting and, if the shares are held in the name of a bank, broker or other holder of record, present proof of ownership of our common stock at check-in.

We thank you in advance for your vote this year. See the back of this card for directions on how to vote by phone or by Internet as well as how to request electronic delivery of future shareholder communications.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.spireenergy.com (Investors/Governance/Annual Meeting)

E34475-P99358

SPIRE INC.
Proxy solicited on behalf of the Board of Directors for
Annual Meeting of Shareholders on January 25, 2018

The undersigned hereby appoints Steven P. Rasche, Suzanne Sitherwood and Ellen L. Theroff and each of them as proxies with full power of substitution to represent and to vote all shares that the undersigned would be entitled to vote if present at the annual meeting of shareholders of Spire Inc. and at any adjournment and postponement thereof. The meeting will be held January 25, 2018 at 10:00 a.m. central standard time at 700 Market Street, St. Louis, Missouri 63101. The undersigned hereby revokes any proxies previously given with respect to such meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL OF THE NOMINEES IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3; AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side